UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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LSI CORPORATION
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Notice of Annual Meeting of Stockholders

LSI Corporation will hold its Annual Meeting of Stockholders on Wednesday, May 9, 2012, at 9:00 a.m., local time, at the company’s office located at 1621 Barber Lane, Milpitas, California 95035. We are holding the meeting for the following purposes:

1.	To elect nine directors to serve for the ensuing year and until their successors are elected.

2.	To ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent auditors for 2012.

3.	To hold an advisory vote to approve our executive compensation.

4.	To approve our amended 2003 Equity Incentive Plan.

5.	To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

Holders of record of LSI common stock at the close of business on March 12, 2012, are entitled to notice of and to vote at the meeting.

We are using Securities and Exchange Commission rules that allow us to make our proxy statement and related materials available on the Internet. As a result, you may have received a “Notice of Internet Availability of Proxy Materials” instead of a paper proxy statement and financial statements. The rules provide us the opportunity to save money on the printing and mailing of our proxy materials and to reduce the impact of our annual meeting on the environment. We hope that you will view our annual meeting materials over the Internet if possible and convenient for you. If you would prefer to receive paper copies of our proxy materials, you can find information about how to request them in the notice you received.

Most stockholders can vote over the Internet or by telephone. You also can vote your shares by completing and returning a proxy card. If Internet and telephone voting are available to you, you can find voting instructions in the materials sent to you. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the enclosed proxy statement.

By Order of the Board of Directors,

JEAN F. RANKIN

Executive Vice President, General

Counsel and Secretary

March 30, 2012

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 9, 2012:

This proxy statement, our 2011 annual report on Form 10-K and a letter to stockholders from our Chief Executive Officer are available at www.lsiproxy.com.

1621 Barber Lane

Milpitas, CA 95035

PROXY STATEMENT

We are providing these proxy materials to our stockholders in connection with the solicitation of proxies by the Board of Directors of LSI Corporation to be voted at the Annual Meeting of Stockholders, to be held on Wednesday, May 9, 2012, and at any meeting following postponement or adjournment of the annual meeting.

Attending the Meeting

We invite you to attend the annual meeting, which will begin at 9:00 a.m., local time. The meeting will be held at our office located at 1621 Barber Lane, Milpitas, California 95035. Stockholders will be admitted beginning at 8:30 a.m. You will need an admission ticket and photo identification to enter the meeting.

If you are a stockholder of record, that is, you hold your shares in an account with our transfer agent, Computershare, or you have an LSI stock certificate, and received information about our annual meeting in the mail, you will find an admission ticket in the materials sent to you. If you are a stockholder of record, received an e-mail describing how to view our proxy materials over the Internet and want to attend the meeting in person, write to us at LSI Corporation, 1110 American Parkway NE, Allentown, PA 18109, Attn: Response Center, or call us at 1-800-372-2447, to obtain an admission ticket.

If your shares are held in “street name,” that is, you hold your shares in an account with a bank, broker or other holder of record, and you plan to attend the meeting in person, you can obtain an admission ticket in advance by writing to us at LSI Corporation, 1110 American Parkway NE, Allentown, PA 18109, Attn: Response Center, and including proof that you are an LSI stockholder, such as a recent account statement.

We also will be providing a “listen only” webcast of the annual meeting. You can access the webcast at http://www.lsi.com/webcast. Information on our websites, other than our proxy statement and form of proxy, is not part of the proxy soliciting materials.

We are first distributing this proxy statement, the proxy card and voting instructions on or about March 30, 2012.

Notice of Internet Availability of Proxy Materials

Instead of mailing paper proxy materials, we sent a “Notice of Internet Availability of Proxy Materials” to most stockholders this year. That notice provided instructions on how to view our proxy materials over the Internet, how to vote and how to request a paper copy of our proxy materials. We refer to that notice as the “Notice of Availability.” This method of providing proxy materials is permitted under rules adopted by the Securities and Exchange Commission. We hope that following this procedure will allow us to save money on the printing and mailing of our proxy materials and to reduce the impact that our annual meeting has on the environment.

Who Can Vote

You are entitled to vote at the annual meeting all shares of our common stock that you held as of the close of business on March 12, 2012, which is the record date for the meeting. Each share is entitled to one vote on each matter properly brought before the meeting. For the election of directors, you may “cumulate” your votes. You can find information about this procedure under “Other Voting Issues — Required Vote.”

On the record date, 568,477,612 shares of common stock were outstanding.

In accordance with Delaware law, a list of stockholders entitled to vote at the meeting will be available at the meeting, and for 10 days prior to the meeting, at 1621 Barber Lane, Milpitas, CA, 95035, between the hours of 9 a.m. and 4 p.m., local time.

How to Vote

Most stockholders can vote over the Internet or by telephone. You also can vote your shares by completing and returning a proxy card or, if you hold shares in “street name,” a voting instruction form. If Internet and telephone voting are available to you, you can find voting instructions in the Notice of Availability or in the materials sent to you. The Internet and telephone voting facilities will close at 11:59 p.m. Eastern time on May 8, 2012. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

You can revoke your proxy (including any Internet or telephone vote) at any time before it is exercised by timely delivery of a properly executed, later-dated proxy or by voting in person at the meeting.

How you vote will in no way limit your right to vote at the meeting if you later decide to attend in person. If your shares are held in “street name” though, you must obtain a proxy, executed in your favor, from your broker or other holder of record, to be able to vote at the meeting.

All shares entitled to vote and represented by your properly completed proxy received prior to the meeting and not revoked will be voted at the meeting in accordance with your instructions. If you return a signed proxy card without indicating how your shares should be voted on a matter and do not revoke your proxy, the shares represented by your proxy will be voted as the Board of Directors recommends.

Under the rules of the New York Stock Exchange, if you hold your shares at a member broker, your broker will not be allowed to vote your shares in the election of directors, in the advisory vote to approve our executive compensation or on the proposal to approve our amended 2003 Equity Incentive Plan unless you instruct it to do so. In addition, under the Exchange’s rules, if member brokers do not receive timely instructions from beneficial holders, they will be allowed to vote on the ratification of the Audit Committee’s selection of our independent auditors.

If any other matters are properly presented at the annual meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the individuals named as proxies and acting thereunder will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. If the annual meeting is postponed or adjourned, your proxy will remain valid and may be voted at the postponed or adjourned meeting. You still will be able to revoke your proxy until it is voted. As of the date of this proxy statement, we did not know of any matters to be presented at the annual meeting other than those described in this proxy statement.

Other Voting Issues

Quorum.    In order to conduct business at the meeting, we must have the presence, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date.

Required Vote.    In order for a nominee to be elected as a director, the nominee must receive more “For” votes than “Against” votes. In the election of directors, you may cumulate your votes and give one candidate a number of votes equal to the number of directors to be elected (nine) multiplied by the number of votes to which your shares are entitled, or you may distribute your votes on the same principle among as many candidates as you choose. You cannot, however, cast votes (whether “For” or “Against”) for more than nine candidates. In order to cumulate votes, you must give us notice prior to the voting of your intention to do so.

The affirmative vote of the holders of a majority of the shares represented at the meeting is required to ratify the Audit Committee’s selection of our independent auditors for 2012.

In order for our executive compensation to be approved, the proposal must receive more “For” votes than “Against” votes. The executive compensation proposal is an advisory vote, which means that it is not binding on the company, although the Board and the Compensation Committee intend to consider the results of the vote in setting future policies. The Board and the Compensation Committee may also consider other factors, such as the percentage of our outstanding shares that were voted on the proposal and the percentage of our outstanding shares that were voted in favor and against the approval of our executive compensation.

The affirmative vote of the holders of a majority of the shares represented at the meeting is required to approve our amended 2003 Equity Incentive Plan and the total number of votes cast must be more than 50% of the total number of votes eligible to be cast.

Effect of Abstentions and Broker Non-Votes.    You may vote to “abstain” on any of the matters to be voted on at the meeting. In the election of directors and the proposal to approve our executive compensation, an abstention will have no effect on the outcome. If you vote to “abstain” on the proposal to ratify the Audit Committee’s selection of our independent auditors or the proposal to approve our 2003 Equity Incentive Plan, it will have the effect of a vote against that proposal. If you vote to “abstain” on any proposal, your shares will be counted as present at the meeting for purposes of determining whether we can conduct business. Broker non-votes, if any, will count toward the quorum requirement but will not count as votes cast on any proposal.

Cost of Proxy Distribution and Solicitation

LSI will pay the expenses of the preparation of the proxy materials and the solicitation by the Board of Directors of proxies. Proxies may be solicited on behalf of the company in person or by telephone, e-mail, facsimile or other electronic means by directors, officers or employees of the company, who will receive no additional compensation for soliciting proxies.

We have engaged The Proxy Advisory Group, LLC to assist us in the solicitation of proxies, for a fee of $12,500 plus expenses. In accordance with the regulations of the Securities and Exchange Commission and the New York Stock Exchange, we will also reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in distributing proxy materials to beneficial owners of our stock.

Ways to Reduce the Number of Copies of Our Proxy Materials You Receive

In addition to sending Notices of Availability rather than full sets of paper proxy materials, we use another practice approved by the Securities and Exchange Commission called “householding.” Under this practice, stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials receive only one copy of our Notice of Availability or proxy materials at that address, unless one or more of those stockholders has notified us that they wish to receive individual copies. If you would like to receive a separate copy of this year’s Notice of Availability or proxy materials, please call 1-800-579-1639, or write to us at: LSI Corporation, 1110 American Parkway NE, Allentown, PA 18109, Attn: Response Center.

If you share an address with another LSI stockholder and would like to start or stop householding for your account, you can call 1-800-542-1061 or write to Householding Department, 51 Mercedes Way, Edgewood, NY 11717, including your name, the name of your broker or other holder of record, if any, and your account number(s). If you consent to householding, your election will remain in effect until you revoke it. If you revoke your consent, LSI will send you separate copies of documents mailed at least 30 days after receipt of your revocation.

Most stockholders also can elect to view future proxy statements and annual reports over the Internet either by voting at http://www.proxyvote.com or by visiting http://www.icsdelivery.com/lsi. If you choose to view future proxy statements and annual reports over the Internet, next year you will receive an e-mail with instructions on how to view those materials and vote. Your election will remain in effect until you revoke it. Please be aware that if you choose to access those materials over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

Allowing us to household annual meeting materials or electing to view them over the Internet will help us save on the cost of printing and distributing those materials.

CORPORATE GOVERNANCE

Board Structure and Composition

Our business, property and affairs are managed under the direction of our Board of Directors. Members of the Board are kept informed about our business through discussions with our Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees.

The following nine individuals are currently members of the Board:

•	Charles A. Haggerty

•	Richard S. Hill

•	John H.F. Miner

•	Arun Netravali

•	Charles C. Pope

•	Gregorio Reyes

•	Michael G. Strachan

•	Abhijit Y. Talwalkar

•	Susan Whitney

Mr. Reyes, who is not an employee of the company, is the Chairman of the Board. In addition to chairing Board meetings, he approves agendas for Board meetings and attends meetings of the standing committees of the Board. At those meetings, he provides advice and participates in discussions, even though he is not a formal member of the committees. We currently believe that having an independent director serve as Chairman enables the Board to have an agenda and meeting discussions that contain an appropriate balance of issues raised by management and by the non-management directors.

The Board has three standing committees:

•	The Audit Committee, the members of which are: Messrs. Strachan (Chair), Hill and Pope.

•	The Compensation Committee, the members of which are: Messrs. Haggerty (Chair), Miner and Netravali and Ms. Whitney.

•	The Nominating and Corporate Governance Committee, the members of which are: Messrs. Miner (Chair), Haggerty and Netravali and Ms. Whitney.

In 2011, the Board held 10 meetings. All members of the Board in 2011 attended at least 75% of the aggregate number of meetings of the Board of Directors and meetings of the committees of the Board on which they served. At least quarterly, the non-management directors met in executive session without members of management. These sessions are presided over by our Chairman. To communicate directly with Mr. Reyes or any of the other non-management directors, follow the instructions described below under “Communications with Directors.”

The Board has adopted a charter for each of the three standing committees and corporate governance guidelines that address the make-up and functioning of the Board and those committees. The Board has also adopted a code of conduct that applies to all of our employees, officers and directors, as well as a separate code of conduct that applies only to our Chief Executive Officer and Chief Financial Officer. You can find links to these documents on our website at: http://www.lsi.com/governance. You also can obtain this information in print by writing to LSI Corporation, 1110 American Parkway NE, Allentown, PA, 18109, Attention: Response Center, or by calling 1-800-372-2447.

Although we do not have a policy with respect to attendance by directors at annual meetings of stockholders, we customarily schedule a Board meeting on the same day as the annual meeting to encourage and facilitate director attendance at the annual meeting. Eight directors attended the 2011 annual meeting. Mr. Netravali was unable to attend due to an illness.

Director Independence

The Board has determined that, other than Mr. Talwalkar, our Chief Executive Officer, all current directors, including those who serve on the committees listed above, are “independent” for purposes of Section 303A of the Listed Company Manual of the New York Stock Exchange, and that the members of the Audit Committee are also “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934. The Board also determined that Matthew J. O’Rourke, who retired from the Audit Committee and the Board in 2011, was independent for purposes of Section 303A and Section 10A(m)(3). The Board used the criteria set out in Section 303A and Section 10A(m)(3) in making these determinations. The Board also considered additional criteria applied by Institutional Shareholder Services Inc. in analyzing director independence.

The Board based its determinations primarily on a review of the responses of the directors and executive officers to questions regarding employment and compensation history, affiliations and family and other relationships and on discussions with the directors. The Board also reviewed the relationships between LSI and companies with which our directors are affiliated. None of the relationships considered were outside of the criteria referred to in the preceding paragraph. Because of the importance of the company’s relationship with Seagate Technology, the Board did specifically consider the fact that Gregorio Reyes, the Chairman of the Board, is also a director of Seagate, and Charles C. Pope’s past positions at Seagate, but did not believe that their positions with Seagate affected their independence from LSI’s management.

Audit Committee

The Audit Committee reviews our accounting policies and practices, internal controls, financial reporting practices and financial risks faced by the business. The Audit Committee selects and retains our independent auditors to examine our accounts, reviews the independence of the independent auditors and pre-approves all audit and non-audit services performed by the independent auditors. The committee also reviews our financial statements and discusses them with management and our independent auditors before we file those financial statements with the Securities and Exchange Commission. The Audit Committee regularly meets alone with our management, our independent auditors and the head of our Internal Audit Department, and each of them has free access to the Audit Committee at any time. The committee met 10 times in 2011.

Messrs. Strachan (Chair), Hill and Pope are the members of the Audit Committee. The Board has determined that each of those individuals is financially literate and an “audit committee financial expert,” as that term is defined in Item 407(d)(5) of Regulation S-K under the Securities Exchange Act of 1934.

Compensation Committee

General. The Compensation Committee establishes our overall executive compensation strategy and administers our executive officer compensation program, including setting all aspects of our executive officers’ compensation. The committee also establishes or makes recommendations to the full Board concerning director compensation and provides oversight for our equity-based and incentive compensation plans and the benefit plans for our broader employee population. The committee does not generally delegate its authority with respect to executive officer or director compensation, although it may delegate to the chairman of the committee the authority to approve exact wording for plans or policies approved by the committee. The committee met five times in 2011.

The committee evaluates the performance of the Chief Executive Officer with the other independent members of the Board. The committee evaluates the performance of other executive officers based on its interactions with those individuals and based on evaluations of their performance submitted to it by our Chief Executive Officer.

Compensation Consultant. To assist it in setting appropriate levels of compensation for executive officers and directors, the committee receives information and advice from Exequity, LLP, an outside consultant the committee engages. Exequity does not work for the company in any capacity other than as an advisor to the Compensation Committee. The committee also receives information from the head of our Human Resources organization and, for officers other than our Chief Executive Officer, advice and recommendations from our Chief Executive Officer.

In late 2010, and again in late 2011, the committee provided its consultant with information about our executive officer compensation packages and instructed the consultant to prepare comparisons of our compensation packages with those of peer companies, which the consultant did. The consultant’s presentations also included information about the compensation practices of the peer companies, including:

•	Performance measures and payout structures used for annual bonus programs.

•	The types of long-term incentives awarded.

•	The prevalence and types of performance metrics used in long-term incentive awards.

You can find information about the peer companies below under “Compensation Discussion and Analysis — Our Benchmarking Practices.”

The committee used the information in the presentation from late 2010 as background for the compensation actions it took in February 2011, when we conducted our annual compensation review for executive officers. At that time, our Human Resources organization provided the committee with our CEO’s recommendations for base salary and equity compensation for executive officers other than the CEO and included comparisons with market data.

At the committee’s request, Exequity assisted the committee in a number of other areas in 2011, including:

•	Evaluating additional pay actions for Mr. Richardson when he was promoted to Chief Operating Officer in April 2011.

•	Recommending to the committee a revised peer group to be used for compensation decisions in 2012 in light of changes in the company’s business strategy since the existing peer group was established.

•	Advising the committee on peer company practices and best practices in the area of executive severance policies.

Additional Information from Management. Our Human Resources organization also provided the committee with “tally sheets” showing the major elements of each executive officer’s compensation, as well as information about each executive officer’s historical compensation, including the value at various stock prices of unvested stock options and restricted stock units held by the officer and base salary history. The information about equity awards provides information about the retention value of those awards for each officer.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is responsible for matters relating to the organization and membership of the Board and its committees and for other corporate governance issues. The committee:

•	Identifies and recommends to the Board individuals qualified to serve as directors of the company and on committees of the Board.

•	Recommends to the Board the director nominees for each annual meeting of stockholders.

•	Advises the Board on Board composition, procedures and whether to form or dissolve committees.

•	Advises the Board on corporate governance matters.

•	Oversees succession planning for officer positions, including the Chief Executive Officer.

•	Oversees and develops criteria for oversight of the evaluation of the Board.

The committee met four times in 2011.

The committee may retain consultants to assist it in identifying and evaluating candidates to serve as directors of the company, but did not do so in 2011. Directors may also identify candidates for the committee. For each candidate, the committee considers the likelihood that the individual will enhance the Board’s ability to manage and direct our affairs and business, including, when applicable, by enhancing the ability of committees of the Board to fulfill their duties and satisfy any requirements imposed by law, regulation or stock exchange listing requirements. We do not, however, have any specific minimum qualifications for candidates. When considering candidates for director, the committee takes into account a number of factors, including the following:

•	Whether the candidate has relevant business experience.

•	Judgment, skill, integrity and reputation.

•	Existing commitments to other businesses, including service on other boards of directors.

•	Independence from management.

•	Whether the candidate’s election would be consistent with our corporate governance guidelines.

•	Potential conflicts of interest with other pursuits, including any relationship between the candidate and any customer, supplier or competitor of LSI.

•	Legal considerations, such as antitrust issues.

•	Corporate governance background.

•	Financial and accounting background, to enable the committee to determine whether the candidate would be suitable for Audit Committee membership.

•	Executive compensation background, to enable the committee to determine whether the candidate would be suitable for Compensation Committee membership.

•	The size and composition of the existing Board.

•	Whether a candidate or any proposing stockholder has proposed, or is believed to intend to propose, changes to the company’s management or business.

While the committee does not have a formal policy concerning diversity, it does seek to have directors with a variety of backgrounds that can provide different points of view and insights from different areas of expertise.

The committee will consider candidates for director suggested by stockholders applying the factors described above and considering the additional information described below. Stockholders wishing to suggest a candidate for director should write to the Corporate Secretary at the address indicated below, and include:

•	A statement that the writer is a stockholder and is proposing a candidate for consideration by the committee.

•	The name of and contact information for the candidate.

•	A statement of the candidate’s business and educational experience.

•	A statement detailing the candidate’s ownership of LSI securities.

•	Information regarding each of the factors listed above, other than the factor regarding board size and composition, sufficient to enable the committee to evaluate the candidate.

•	Detailed information about any relationship or understanding between the proposing stockholder and the candidate.

•	A statement from the candidate that the candidate is willing to be considered and willing to serve as a director if nominated and elected.

Before nominating a sitting director for re-election, the committee will consider the director’s past performance as a member of LSI’s Board of Directors.

Under our by-laws, nominations for director may be made only by or at the direction of the Board, or by a stockholder of record at the time of giving notice who is entitled to vote and who delivers written notice along with the additional information and materials required by the by-laws to our Corporate Secretary not later than the 45th day or earlier than the 75th day before the one-year anniversary of the date that we released to stockholders the proxy statement for our previous year’s annual meeting. For 2013, our Corporate Secretary must receive this notice on or after January 14, 2013, and on or before February 13, 2013. You can obtain a copy of the full text of the by-law provision by writing to our Corporate Secretary, 1621 Barber Lane, Milpitas, CA 95035.

Risk Management

Our management is responsible for identifying the risks we face in our business and determining what steps, if any, we should take to mitigate those risks. Our Audit Committee discusses with management the process by which management evaluates these risks. It also discusses with management the financial risks we face. Twice a year, management presents to the full Board a list of the main risks faced by the business and management’s efforts and plans to mitigate the potential impact of those risks. Several times a year, management also provides a detailed analysis of one specific risk and management’s actions to mitigate the potential impact of that risk.

Communications with Directors

Individuals who want to communicate with our Board of Directors or any individual director can write to:

LSI Corporation

Board Administration

Room 12K-310

1110 American Parkway NE

Allentown, PA 18109

You also can send an e-mail to the appropriate address below:

•	board@lsi.com for communications to the whole Board or any individual director.

•	auditchair@lsi.com for communications to the Chairman of our Audit Committee.

•	compensationchair@lsi.com for communications to the Chairman of our Compensation Committee.

•	nominatingchair@lsi.com for communications to the Chairman of our Nominating and Corporate Governance Committee.

The Corporate Secretary’s office will review each communication. Depending on the subject matter, that office will:

•	Forward the communication to the director or directors to whom it is addressed.

•	Attempt to handle the inquiry directly, without forwarding it, for example where it is a request for information about LSI or it is a stock-related matter.

•	Not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

At each Board meeting, the Corporate Secretary presents a summary of all communications received since the last meeting and makes those communications available to the directors on request. The Board has approved this process.

Compensation Committee Interlocks and Insider Participation

Messrs. Haggerty, Miner and Netravali and Ms. Whitney served on our Compensation Committee in 2011. None of these individuals has ever been an employee of LSI, none of them was involved in a transaction involving LSI that we are required to disclose under “related person transaction” rules and no “compensation committee interlocks” existed during 2011.

Director Compensation

We pay directors who are not employees of the company cash retainers and grant them equity awards. The table below summarizes the compensation we paid for 2011 to each person who served as a non-employee director at any time during 2011.

Director Compensation for 2011

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)		Option Awards ($) (1)		Total ($)
Charles A. Haggerty	96,500	63,994		65,702		226,196
Richard S. Hill	78,000	63,994		65,702		207,696
John H.F. Miner	89,500	63,994		65,702		219,196
Arun Netravali	83,000	63,994		65,702		212,696
Matthew J. O’Rourke	37,500	63,994	(2)	65,702	(2)	167,196
Charles C. Pope	69,000	63,994		63,839		196,833
Gregorio Reyes	124,000	63,994		65,702		253,696
Michael G. Strachan	94,000	63,994		65,702		223,696
Susan Whitney	84,000	63,994		65,702		213,696

(1)	Each director received one stock option and one grant of restricted stock units in 2011. The amounts shown in these columns reflect the grant date fair value of the stock option or restricted stock units granted to the named individual. You can find information about the assumptions we used in valuing these stock options in note 4 to the financial statements included in our 2011 Annual Report on Form 10-K. The restricted stock units were valued using the closing price of our stock on the grant date. The following table presents additional information about stock options and restricted stock units held by our non-employee directors at the end of 2011.

Name	Number of Restricted Stock Units Held at 12/31/11	Number of Shares Subject to Stock Options Held at 12/31/11
Charles A. Haggerty	10,355	252,387
Richard S. Hill	10,355	243,987
John H.F. Miner	10,355	252,387
Arun Netravali	10,355	265,587
Matthew J. O’Rourke	—	—
Charles C. Pope	9,937	37,263
Gregorio Reyes	10,355	362,387
Michael G. Strachan	10,355	162,387
Susan Whitney	10,355	162,387

(2)	These awards were canceled pursuant to their terms when Mr. O’Rourke retired from the Board in May 2011.

Our standard director cash compensation program is shown in the table below. Directors who are employees of the company receive no additional compensation for their service as a director. In addition to the payments shown below, each non-employee director receives a stock option and restricted stock units when he or she first becomes a director and each March 1 thereafter if he or she has been a director for at least six months. The number of restricted stock units received is equal to $64,000 divided by our closing stock price on the date of grant and the number of shares covered by the stock option is equal to 3.75 times the number of restricted stock units received. We believe this results in the stock option and restricted stock units the director receives having an aggregate value of approximately $160,000, with 60% of the value in the form of the stock option and 40% of the value in the form of the restricted stock units. Beginning in 2012, the number of shares subject to stock options granted to new directors and annual stock options granted to continuing directors will be determined by dividing $96,000 by the accounting value of an option to purchase one share on the date of grant. These stock options become exercisable in full six months after the date of grant and the restricted stock units vest in full one year after the date of grant. Options granted to a director may be exercised only while the director serves on the Board, within 12 months after death or following termination of service on the Board as a result of total disability or within 90 days after the individual ceases to serve as a director of LSI for a reason other than death, total disability or misconduct, but in no event after the seven-year term of the option has expired.

Compensation Element	Amount ($)
Annual retainer for Chairman of the Board	120,000
Annual retainer for each other director	60,000
Additional retainer per Board meeting attended in excess of six per year	1,000
Additional annual retainer for the Chairman of the Audit Committee	30,000
Additional annual retainer for each other member of the Audit Committee	15,000
Additional annual retainer for the Chairman of the Compensation Committee	22,500
Additional annual retainer for each other member of the Compensation Committee	10,000
Additional annual retainer for the Chairman of the Nominating and Corporate Governance Committee	17,500
Additional annual retainer for each other member of the Nominating and Corporate Governance Committee	10,000

AUDIT COMMITTEE REPORT

The Audit Committee reviewed and discussed with management and PricewaterhouseCoopers LLP our audited financial statements for the year ended December 31, 2011. The Audit Committee has discussed with PricewaterhouseCoopers the matters required to be discussed under Statement of Auditing Standards No. 61 (Communication with Audit Committees), as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received from PricewaterhouseCoopers the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with PricewaterhouseCoopers their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, for filing with the Securities and Exchange Commission.

Michael G. Strachan, Chairman

Richard S. Hill

Charles C. Pope

SECURITY OWNERSHIP

The following table sets forth information about the beneficial ownership of LSI common stock as of March 2, 2012, by all persons known to us to be beneficial owners of more than five percent of our common stock, by all directors, nominees for director and executive officers named in the Summary Compensation Table and by all current directors and executive officers as a group. On March 2, 2012, 568,383,089 shares of our common stock were outstanding.

Name	Number of Shares Beneficially Owned(1)		Percent of Common Stock Beneficially Owned (%)
BlackRock, Inc.	77,809,525	(2)	13.7
Cramer Rosenthal McGlynn, LLC	33,755,072	(3)	5.9
The Vanguard Group, Inc.	33,343,321	(4)	5.9
Charles A. Haggerty	364,357	(5)		*
Richard S. Hill	265,957			*
John H.F. Miner	291,917	(6)		*
Arun Netravali	291,017			*
Charles C. Pope	47,200			*
Gregorio Reyes	539,357	(7)		*
Michael G. Strachan	226,857	(8)		*
Susan Whitney	71,763			*
Abhijit Y. Talwalkar	5,563,874		1.0
Bryon Look	1,933,018			*
D. Jeffrey Richardson	2,460,103			*
Jean F. Rankin	950,625			*
Gautam Srivastava	94,254			*
Philip Bullinger	198,782			*
All current directors and executive officers as a group (13 individuals)	13,100,299		2.3

*	less than 1%

(1)	Includes beneficial ownership of the following numbers of shares of LSI common stock that may be acquired within 60 days of March 2, 2012, pursuant to stock options awarded under LSI stock plans:

Name	Number of shares subject to stock options
Mr. Haggerty	252,387
Mr. Hill	243,987
Mr. Miner	252,387
Mr. Netravali	265,587
Mr. Pope	37,263
Mr. Reyes	362,387
Mr. Strachan	154,887
Mr. Talwalkar	5,021,693
Mr. Look	1,712,500
Mr. Richardson	2,237,500
Ms. Rankin	755,085
Mr. Srivastava	87,625
All current directors and executive officers as a group	11,383,288

(2)	As reported in Schedule 13G/A filed January 10, 2012, with the Securities and Exchange Commission by BlackRock, Inc. BlackRock has sole voting and sole dispositive power over all shares. The address for BlackRock is 40 East 52nd Street, New York, NY 10022.

(3)	As reported in Schedule 13G filed February 13, 2012, with the Securities and Exchange Commission by Cramer Rosenthal McGlynn, LLC. Cramer Rosenthal McGlynn has sole voting power over 30,478,806 shares, shared voting power over 50,100 shares and sole dispositive power over all shares. The address for Cramer Rosenthal McGlynn is 520 Madison Ave., New York, NY 10022.

(4)	As reported in Schedule 13G filed February 9, 2012, with the Securities and Exchange Commission by The Vanguard Group, Inc. The Vanguard Group has sole voting power over 795,745 shares, sole dispositive power over 32,547,576 shares and shared dispositive power over 795,745 shares. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(5)	Includes 80,000 shares held in a trust, the trustees of which are Mr. Haggerty and his wife. They share investment and voting control over those shares. Also includes 10,000 shares owned by Mr. Haggerty’s son over which Mr. Haggerty has shared voting and investment control. Mr. Haggerty disclaims beneficial ownership of those shares.

(6)	Includes 17,560 shares held in a trust, the trustees of which are Mr. Miner and his wife. They share investment and voting control over those shares along with Atherton Lane Advisors.

(7)	Includes 10,000 shares held in a trust, the trustees of which are Mr. Reyes and his wife. They share investment and voting control over those shares.

(8)	Includes 61,615 shares held in a trust, the trustees of which are Mr. Strachan and his wife. They share investment and voting control over those shares.

PROPOSAL ONE — ELECTION OF DIRECTORS

Nominees

Our Board of Directors consists of nine members. All directors are elected annually and serve until the next annual meeting or until their successors have been duly elected and qualified.

The Board of Directors expects all nominees named below to be available to serve as directors if elected. If any nominee named below is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for a nominee designated by the current Board of Directors to fill the vacancy.

Set forth below is information about the nominees for election as directors and the specific experience, qualifications, attributes or skills that the Board considered in determining to nominate each individual.

Name of Nominee	Age	Principal Occupation	Director Since
Charles A. Haggerty	70	President and Chief Executive Officer, LeConte Associates	2006

Richard S. Hill	60	Chief Executive Officer and Director, Novellus Systems, Inc.	2007

John H.F. Miner	57	Managing Director, Pivotal Investments LLC	2006

Arun Netravali	65	Managing Partner, OmniCapital Group LLC	2007

Charles C. Pope	57	Retired Chief Financial Officer, Seagate Technology	2011

Gregorio Reyes	71	Management Consultant	2001

Michael G. Strachan	63	Retired Partner, Ernst & Young LLP	2009

Abhijit Y. Talwalkar	48	President and Chief Executive Officer of LSI	2005

Susan Whitney	62	Retired General Manager, IBM System x	2008

There are no family relationships between or among any of our directors or executive officers. Messrs. Hill and Netravali joined our Board in 2007 as designees of Agere Systems in connection with our merger with Agere.

Mr. Haggerty has served as President and Chief Executive Officer of LeConte Associates, a consulting and investment firm, since 2000. From 1993 to 2000, Mr. Haggerty was Chairman, President and Chief Executive Officer of Western Digital Corporation, a maker of hard disk drives for digital information storage. Previously he was with IBM Corporation, where he served in various general management roles including marketing, product development and operations capacities during a 28-year career. He serves on the boards of Deluxe Corporation, Imation Corporation and Pentair, Inc. and was a member of the board of directors of Beckman Coulter, Inc. from 1996 to 2011. From his position as the head of a publicly-held maker of hard drives, he has experience with issues faced by those leading a public company and experience in an industry that is one of our target customers. He is also able to provide our Board with valuable insights gained over the last 18 years from his service as a director of other public companies and his service on a number of board committees.

Mr. Hill has been Chief Executive Officer and a director of Novellus Systems, Inc., a supplier of integrated circuit manufacturing equipment, since 1993 and has been Chairman of its board of directors since 1996. Before joining Novellus, Mr. Hill spent 12 years at Tektronix, Inc., where he held a variety of positions, including President of Tektronix Development Company, Vice President of the Test and Measurement Group and President of Tektronix Components Corporation. Prior to joining Tektronix, he held engineering management and engineering positions at General Electric, Motorola and Hughes Aircraft Company. Mr. Hill is a director of Arrow Electronics, Inc. and the University of Illinois Foundation. Mr. Hill was a member of the board of directors of SemiLEDs Corporation from 2010 to 2012 and of Agere Systems Inc. from 2003 to 2007. Novellus makes equipment used by semiconductor foundries in the process of making integrated circuits. From his position as the head of Novellus, he has experience with issues faced by those leading a public company and is familiar with trends and developments in the semiconductor foundry business.

Mr. Miner has been a managing director of Pivotal Investments LLC, a venture capital fund, since January 2009, and is a director of two private companies. From April 2003 to June 2005, Mr. Miner was the President of Intel Capital, a venture capital organization of Intel Corporation, a microprocessor manufacturer, and a Corporate Vice President of Intel. He retired from Intel in June 2005, after 22 years of service in various sales, engineering, marketing and general management roles. At Intel, Mr. Miner gained knowledge of a number of markets we serve, including the personal computer, server and networking markets. Through his experience in the venture capital industry, he also has skills in evaluating business opportunities.

Mr. Netravali has been Managing Partner of OmniCapital Group LLC, a venture capital firm, since November 2004. From January 2002 to April 2003, Mr. Netravali was Chief Scientist for Lucent Technologies Inc., a provider of services, systems and software for communications networks. From June 1999 to January 2002, Mr. Netravali was President of Bell Labs as well as Lucent’s Chief Technology Officer and Chief Network Architect. Mr. Netravali was a member of the board of directors of Level 3 Communications Inc. from 2003 to 2011 and of Agere Systems Inc. from 2004 to 2007. Mr. Netravali has an extensive background in the technology industry and, in particular, the networking field that we serve.

Mr. Pope was Chief Financial Officer of Seagate Technology, a maker of hard disk drives, from 1998 through August 2008. From August 2008 through October 2010, he served as Executive Vice President — Corporate Development for Seagate. Mr. Pope has significant experience in the hard disk drive industry, which is one of our target customers, and with finance and financial reporting matters through his positions with Seagate and through other finance positions he held earlier in his career.

Mr. Reyes has served as the Chairman of our Board of Directors since May 2007. Mr. Reyes has been a private investor and management consultant since 1994. He co-founded Sunward Technologies in 1985 and served as Chairman and Chief Executive Officer until 1994. Mr. Reyes serves on the board of directors of Dialog Semiconductor and Seagate Technology. Mr. Reyes has extensive experience in the technology industry and, through his position with Sunward and on other boards, with issues faced by those running a public company.

Mr. Strachan retired from Ernst & Young LLP in December 2008. During 2008, he was a member of Ernst & Young’s America’s Executive Board, which oversaw the firm’s strategic initiatives in North and South America. From 2007 to December 2008, he was a member of Ernst & Young’s U.S. Executive Board, which oversaw partnership matters in the U.S. for the firm. From 2000 through

December 2008, he was Vice Chairman and Area Managing Partner for Ernst & Young offices between San Jose, California and Seattle, Washington, and was responsible for oversight of the firm’s operations in that area. He began his career at Ernst & Young in 1976. His experience in the accounting industry enables him to play a meaningful role in the oversight of our financial reporting and accounting practices.

Mr. Talwalkar has been our President and Chief Executive Officer and a member of our Board of Directors since May 2005. Prior to joining LSI, Mr. Talwalkar was employed by Intel Corporation, a microprocessor manufacturer, from 1993 until 2005. At Intel, he held a number of management positions, including senior positions from 1995 to 2005. Mr. Talwalkar is a member of the board of directors of LAM Research Corporation. As the Chief Executive Officer of LSI, he has detailed and unique knowledge of the company’s operations, opportunities and challenges.

Ms. Whitney is retired from IBM, a provider of information technology products and services, where she most recently served from 2001 to 2007 as General Manager, IBM System x, IBM’s x86-based server division. She began her career at IBM in 1972. Ms. Whitney has over 35 years of experience in computer hardware and software and has extensive knowledge of related market requirements and trends and distribution systems, as well as financial business models. From running a global business, she also has insights into both developed and developing markets. She also has experience in markets we serve.

Board Recommendation

The Board of Directors recommends a vote “FOR” the election of each of the nominees listed above as a director of the company.

PROPOSAL TWO — RATIFICATION OF SELECTION OF

PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT AUDITORS

The Audit Committee has selected PricewaterhouseCoopers LLP, an independent registered public accounting firm, to audit our consolidated financial statements for the 2012 fiscal year. A representative of PricewaterhouseCoopers is expected to be present at the annual meeting, will be permitted to make a statement if desired and will be available to answer appropriate questions. The Audit Committee has considered whether the non-audit services provided by PricewaterhouseCoopers are compatible with maintaining the independence of PricewaterhouseCoopers and has concluded that the independence of PricewaterhouseCoopers is maintained and is not compromised by the services provided.

The following table presents the fees billed by PricewaterhouseCoopers to LSI for services rendered in 2011 and 2010.

Nature of Services	2011	2010
	(In thousands)($)	(In thousands)($)
Audit Fees	2,339	2,451
Audit-Related Fees(1)	1,095	100
Tax Fees(2)	961	859
All Other Fees(3)	8	9

Total Fees Billed	4,403	3,419

(1)	“Audit-Related Fees” represent fees charged for an audit performed in connection with the sale of our external storage systems business and for assistance with acquisition due diligence.

(2)	“Tax Fees” represent fees charged for tax advice, tax compliance, domestic and international tax planning and global tax audit defense.

(3)	“All Other Fees” include charges for access to an accounting research tool provided by PricewaterhouseCoopers.

Under its charter, the Audit Committee must pre-approve all engagements of the independent auditors unless an exception to such pre-approval requirement exists under applicable law. Each year, the committee approves the retention of the independent auditors to audit our financial statements, including proposed fees, before the filing of the preceding year’s annual report on Form 10-K. At the beginning of the year, the committee evaluates other known potential engagements of the independent auditors, including the scope of the work proposed to be performed and the proposed fees, and approves or rejects each engagement, taking into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the independent auditors’ independence from management. At each subsequent meeting, the committee receives updates on the services actually provided by the independent auditors, and management may present additional services for approval. Typically, these are services that would not have been known at the beginning of the year, such as due diligence for an acquisition.

Under the committee’s charter, the Chairman of the committee has the authority to evaluate and approve engagements on behalf of the committee in the event that a need arises for pre-approval between committee meetings. This might occur, for example, if we were to propose to execute a financing transaction on an accelerated schedule. If the Chairman approves any engagements under this authority, he reports that approval to the full committee at the next committee meeting. In 2011 and 2010, all engagements of our independent auditors were approved in accordance with our pre-approval requirements.

Board Recommendation

The Board of Directors recommends a vote “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as LSI’s independent auditors for 2012.

PROPOSAL THREE — ADVISORY VOTE TO APPROVE OUR EXECUTIVE COMPENSATION

As we describe in the Compensation Discussion and Analysis below, we seek to provide our executive officers with a competitive compensation package that will motivate them to drive both short-term and long-term business success. Highlights of our executive compensation program include:

•	A significant portion of the total pay opportunity of each executive officer is delivered in the form of incentives that depend on the company’s performance.

•

Our compensation program includes a mix of short-term and long-term incentives, including both cash and equity. Each year, the Compensation Committee reviews the forms and levels of executive compensation with an independent compensation consultant with a goal of ensuring that we provide our executive officers with a competitive compensation package that encourages our executive officers to take actions that will increase long-term stockholder value while at the same time minimizing excessive risk taking.

•

Our bonus program provides for annual bonuses for executive officers that depend principally on the level of non-GAAP operating income that we achieve and, to a lesser extent, achievement of operational goals.

•

Our equity compensation program for executive officers includes a mix of stock options, performance-based restricted stock units and time-based restricted stock units. The performance-based restricted stock units we granted in 2011 will not vest unless, over a three-year period, our revenue and adjusted operating performance is at least at the 50th percentile of the companies in the peer group identified under the heading “Our Benchmarking Practices” in the Compensation Discussion and Analysis.

•	We have stock ownership guidelines for our executive officers that we believe will encourage those individuals to avoid taking excessive risks to increase their current compensation levels.

U.S. law requires us to conduct a vote on the compensation as disclosed in this proxy statement of the executive officers identified in the Summary Compensation Table. We refer to these individuals as our “named executive officers.” We currently hold an advisory vote to approve our executive compensation each year.

The vote on this proposal is not intended to address any specific element of compensation; rather, the vote relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. The vote is advisory, which means that the vote is not binding on the company, our Board of Directors or the Compensation Committee. To the extent there is any significant vote against our executive officer compensation, the Compensation Committee will evaluate whether any actions are appropriate to address the concerns of stockholders.

The Board of Directors recommends a vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this proxy statement.

PROPOSAL FOUR — APPROVAL OF OUR AMENDED 2003 EQUITY INCENTIVE PLAN

The Board of Directors has amended our 2003 Equity Incentive Plan, subject to approval by our stockholders. The amended plan will become effective, and will replace the current plan, upon approval by stockholders. If our stockholders do not approve the amended plan, we may not have enough shares available under the plan to meet our anticipated needs through next year’s annual meeting. We believe that having the ability to grant competitive equity awards is an important recruiting and retention tool. We currently grant stock options and restricted stock units under the plan to employees and to members of our Board of Directors. On March 26, 2012, the closing price of a share of our common stock on the New York Stock Exchange was $8.89.

Summary of Changes

The material changes we are proposing to the plan are:

•

Making a total of 25 million shares available for new awards under the plan after the amended plan is approved by stockholders. Of that amount, 15 million shares will be available for grants of restricted stock and/or restricted stock units. We anticipate that this will meet our needs for at least one year. As of March 12, 2012, a total of 17,384,555 shares were available under the plan, of which 10,834,364 shares were available for awards of restricted stock and restricted stock units. All of the shares available could be used for the grant of stock options.

•

Extending the period during which incentive stock options can be granted to February 9, 2022. Under the amended plan, a maximum of 25 million shares may be issued upon exercise of incentive stock options.

We are proposing other changes to the plan, including:

•

Clarifying that the performance measures that can be used to determine the vesting of awards intended to qualify for deductibility under Section 162(m) of the Internal Revenue Code can be used in combination with other performance goals, or in relative terms such as against results for other periods or against an index.

•

Clarifying that the authority to administer the plan includes the power to adopt procedures and subplans to satisfy applicable laws outside of the United States and/or to qualify for favorable tax treatment outside of the United States.

•

Providing that if an award is permitted to be transferred, the transfer will not be permitted if it would cause the award to lose eligibility for registration under the Securities Act of 1933 on the registration statement we typically use.

•	Providing that tax withholding arrangements with respect to awards may include methods determined by the committee administering the plan and permitted by applicable law.

Stockholder approval of the amended plan also allows us to grant awards under the plan that are intended to qualify as performance-based awards under Section 162(m) of the Internal Revenue Code that we can deduct for tax purposes.

Plan Description

The following is a description of the material terms of the amended plan.

Awards

The plan permits the grant of the following types of awards:

•	Stock options

•	Restricted stock and restricted stock units

•	Stock appreciation rights

Shares Available

A total of 25 million shares will be available for awards granted under the plan on or after the date that stockholders approve the amended plan. Of this amount, no more than 15 million shares may be used for the grant of restricted stock or restricted stock units. Shares that are subject to awards (including awards granted prior to stockholder approval of the amended plan) that are canceled, that expire or otherwise terminate without the issuance of shares, and restricted stock that is forfeited, will be added back to the “pool” of shares from which we can grant awards. Shares of restricted stock that are forfeited and shares that are subject to canceled or forfeited restricted stock units will also be added back to the pool of shares available for those types of awards. Shares used to pay the exercise price or taxes on an award will not be added back to the pool.

Plan Administration

The plan is administered by the Compensation Committee. The committee can delegate its authority to grant and administer awards to people who are not subject to Section 16 of the Securities Exchange Act of 1934. Currently, our directors and executive officers are subject to that law. The committee may not implement an exchange or repricing program without the approval of our stockholders. Under these types of programs, outstanding awards are amended to provide for a lower exercise price, or exchanged for a different type of award, cash or a combination of cash and a different type of award. The committee can waive any performance requirement or accelerate the vesting or exercisability of any award granted under the plan.

Eligibility

All of our employees, including those of our affiliates, and our directors are eligible to receive awards under the plan. As of March 12, 2012, we had a total of 4,738 employees and directors.

Capital Changes

If we pay a stock or extraordinary cash dividend or make any other distribution, or effect a stock split, reorganization, merger or other change in our capital structure, the committee will adjust the number and class of shares available for issuance under the plan, the number, class and price of shares or other property or cash subject to outstanding awards and the per-person limits on awards, as appropriate, to reflect the transaction.

Stock Options

Stock options give the holder the right to purchase shares from us at a specified price and for a specified period of time. The plan permits the grant of both incentive stock options and nonqualified stock options. Incentive stock options are stock options that qualify for treatment under Section 422 of the Internal Revenue Code. A maximum of 25 million shares can be issued under the amended plan upon exercise of incentive stock options. Nonqualified stock options are stock options that are not incentive stock options. Employees and directors can receive nonqualified stock options. Only employees can receive incentive stock options. Our current practice is to grant only nonqualified stock options.

The committee will fix the term of each option at the time of grant. The term cannot be longer than seven years from the date of grant, or five years in the case of an incentive stock option granted to a stockholder who holds more than 10% of the combined voting power of the company or any of its subsidiaries. Typically, the stock option will not be exercisable for some period of time or until a condition, such as achievement of a performance target, is met. After an option is granted, the committee, in its sole discretion, may accelerate the exercisability of the option. Our current practice is to grant employees options with a seven-year term that become exercisable at the rate of 25% per year until fully exercisable. Our current practice for options granted to directors is described below under “Future Plan Awards.”

The exercise price for each option may not be less than 100% of the fair market value of a share of common stock on the date the option is granted (except in certain limited circumstances described in the plan), or less than 110% of such fair market value in the case of incentive stock options granted to a stockholder who holds more than 10% of the combined voting power of the company or any of its subsidiaries. No person can be granted stock options covering more than 4 million shares in any fiscal year.

When a holder exercises a stock option granted under the plan, the holder must pay the exercise price in full and make arrangements acceptable to us for the satisfaction of applicable tax withholding requirements. The method of payment is determined by the committee, and may be in cash, cash equivalent, other shares of common stock or any other form that is considered legal consideration for the shares and is permitted under applicable law.

When an individual’s employment with the company or service as a director ends, all stock options that are not then exercisable will terminate. To the extent that it is then exercisable, a stock option may remain exercisable for a period determined by the committee, but not longer than the original term of the option.

Stock Appreciation Rights

Stock appreciation rights give the holder the right, upon exercise of the stock appreciation right, to receive any future appreciation in the value of the shares subject to the award. The appreciation may be paid in cash or shares of equal value or a combination of the two. The value we will pay upon the exercise of a stock appreciation right is equal to the product of the number of shares for which the award is exercised and the difference between the fair market value of a share of our stock on the day of exercise (or the day before) and the base price, which cannot be lower than the fair market value of a share on the date of grant (except in certain limited situations described in the plan). No person can receive stock appreciation rights covering more than 4 million shares in a fiscal year.

Like stock options, the maximum term of a stock appreciation right is seven years and a stock appreciation right typically will not be exercisable for some period of time after grant. When an individual’s employment with the company or service as a director ends, all stock appreciation rights that are not then exercisable will terminate. To the extent that it is then exercisable, a stock appreciation right may remain exercisable for a period determined by the committee, but not longer than the original term of the right.

Restricted Stock

Restricted stock is stock that can be forfeited if the holder leaves the company before the end of a specified vesting period or if specified performance goals are not met. No participant may be granted more than 1 million shares of restricted stock and restricted stock units in any fiscal year.

Restricted Stock Units

A restricted stock unit entitles the holder to receive a share of stock after the passage of a vesting period. A restricted stock unit award may also require that one or more performance goals be met for the award to vest. When a restricted stock unit vests, we deliver the underlying shares to the holder after making arrangements for the payment of applicable withholding taxes. We typically withhold shares having a value equal to the applicable tax withholding.

The committee can pay earned restricted stock units in cash, shares or a combination of cash and shares. No participant may be granted more than 1 million restricted stock units and shares of restricted stock during any fiscal year.

Performance Goals

Awards under the plan may be made subject to the attainment of performance goals relating to one or more performance measures, including:

•	Cash flow

•	Earnings per share

•	Operating income

•	Profit

•	Return on capital

•	Return on equity

•	Return on sales

•	Revenue

•	Total shareholder return

Performance goals may differ from participant to participant, from performance period to performance period and from award to award. Any criteria used may be measured, as applicable:

•	In absolute terms

•	In combination with another performance goal or goals (for example, as a ratio or matrix)

•	In relative terms (including results for other periods, passage of time and/or against another company or companies or an index or indices)

•	On a per-share basis

•	Against the performance of the company as a whole or a segment of the company

•	On a pre-tax or after-tax basis

The committee may also include or exclude from any GAAP measures any elements that would normally be excluded or included in the GAAP measures, whether or not such determinations result in any performance goal being measured on a basis other than GAAP.

Making awards subject to performance goals may allow compensation payable under the awards to be viewed as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code, which limits the deductibility for tax purposes of non-performance-based compensation paid to some of our executive officers. Awards that are intended to qualify as performance-based compensation for purposes of Section 162(m) will be subject to any limits or conditions necessary to qualify the awards as performance-based compensation for purposes of Section 162(m). For awards that are intended to qualify as performance-based compensation, the committee can reduce or eliminate (but not increase) the amount payable at a given performance level.

Transferability of Awards

Awards granted under the plan will generally not be transferable, although the committee may allow for limited transferability, and all rights with respect to an award generally will be available, during the lifetime of the holder, only to the holder of the award.

Change in Control

In the event of a merger of the company with or into another corporation or other entity or a change in control of the company, the committee will determine how each outstanding award will be treated. The committee may provide, for example, that each award will be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation. The committee need not treat all awards similarly in the transaction.

In the event the successor corporation does not assume or substitute for the award, (1) the holder will fully vest in and have the right to exercise all of his or her outstanding stock options or stock appreciation rights, including shares as to which such awards would not otherwise be vested or exercisable, (2) all restrictions on restricted stock and restricted stock units will lapse, and (3) if the award has performance-based vesting, all performance goals or other performance-based vesting criteria will be deemed achieved at target levels and all other terms and conditions met. In addition, if a stock option or stock appreciation right becomes fully vested and exercisable in lieu of assumption or substitution in the event of a merger or change in control, the committee can determine the period during which the award can be exercised.

Amendment and Termination of the Plan

The committee may amend, suspend or terminate the plan at any time, but such amendment, suspension or termination may not impair the rights of any participant without the participant’s consent. In addition, without further stockholder approval, incentive stock options may not be granted under the plan after February 9, 2022.

Tax Effects

The following paragraphs summarize the material federal income tax consequences to U.S. taxpayers and the company of awards granted under the plan. Tax consequences for any particular individual may be different.

The following discussion assumes that the fair market value of the company’s common stock on the date of exercise is greater than the per share exercise price.

Nonqualified Stock Options.    No taxable income is reportable when a nonqualified stock option with an exercise price equal to or greater than the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value on the exercise date of the shares purchased over the exercise price of the option. Any taxable income recognized in connection with an option exercise by an employee is subject to tax withholding by the company. Any additional gain or loss recognized upon any later disposition of the shares purchased would be capital gain or loss.

Incentive Stock Options.    No taxable income is reportable when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case taxation is similar to the taxation for nonqualified stock options). If the participant exercises the option and then later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option.

Stock Appreciation Rights.    No taxable income is reportable when a stock appreciation right with an exercise price equal to or greater than the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received. Any additional gain or loss recognized upon any subsequent disposition of the shares would be capital gain or loss.

Restricted Stock and Restricted Stock Units.    A participant generally will not have taxable income at the time restricted stock or restricted stock units are granted. Instead, he or she typically will recognize ordinary income in the first taxable year in which his or her interest in the shares underlying the award becomes either (i) freely transferable, or (ii) no longer subject to substantial risk of forfeiture. Typically, this occurs when the award vests. However, the recipient of a restricted stock award may elect to recognize income at the time he or she receives the award in an amount equal to the fair market value of the shares underlying the award (less any cash paid for the shares) on the date the award is granted.

Tax Effect for LSI.    LSI generally will be entitled to a tax deduction in connection with an award under the plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes the income (for example, the exercise of a nonqualified stock option). Special rules limit the deductibility of compensation paid to our Chief Executive Officer and other specified highly compensated executive officers. Under Section 162(m) of the Internal Revenue Code, the annual compensation paid to any of those executives will be deductible only to the extent that it does not exceed $1 million. However, we can preserve the deductibility of certain compensation in excess of $1 million if the conditions of Section 162(m) are met. These conditions include stockholder approval of the plan and its material terms, setting limits on the number of awards that any individual may receive and for awards other than certain stock options, establishing performance criteria that must be met before the award actually will vest or be paid. We have designed the plan to permit the committee to grant awards that are intended to qualify as performance-based compensation for purposes of Section 162(m), thereby permitting us to receive a federal income tax deduction in connection with qualified awards.

Section 409A.    Section 409A of the Internal Revenue Code contains requirements applicable to non-qualified deferred compensation arrangements. These include requirements with respect to an individual’s election to defer compensation and the individual’s selection of the timing and form of distribution of the deferred compensation. Section 409A also generally provides that distributions must be made on or following the occurrence of certain events (e.g., the individual’s separation from service, a predetermined date or the individual’s death). Section 409A imposes restrictions on an individual’s ability to change his or her distribution timing or form after the compensation has been deferred. For certain individuals who are officers, Section 409A requires that such individual’s distribution commence no earlier than six months after such officer’s separation from service.

Awards granted under the plan with a deferral feature will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation. Certain states, including California, have similar laws. Unless the committee expressly decides otherwise, awards will be administered so that they will be exempt from or meet the requirements of Section 409A and not be subject to the tax and interest described above.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF UNITED STATES FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY WITH RESPECT TO THE GRANT AND EXERCISE OF AWARDS UNDER THE 2003 EQUITY INCENTIVE PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

Future Plan Awards

The awards to be made under the plan in the future to current or future employees cannot be determined at this time.

The Board has adopted a policy providing that each newly elected director will receive on the date of his or her election, and each non-employee director who has been on the Board for at least six months will receive each March 1, a combination of a stock option and restricted stock units having a value of approximately $160,000, with approximately 60% of the value being in the form of a stock option and 40% of the value being in the form of restricted stock units. The term of these options is seven years and they become exercisable in full six months after the date of grant, in each case assuming continued service on the Board. The restricted stock units granted to directors vest after one year, assuming continued service on the Board.

Board Recommendation

The Board of Directors recommends a vote “FOR” the approval of the amended 2003 Equity Incentive Plan.

EQUITY COMPENSATION PLAN INFORMATION AS OF DECEMBER 31, 2011

Plan Category	(a) Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted-average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	59,065,785		$3.86	51,767,594	(1)
Equity compensation plans not approved by security holders(2)	17,342,688		$7.72	—

Total	76,408,473	(3)	$4.74	51,767,594	(1)

(1)	Of this amount, 19,598,533 shares were available for awards of restricted stock or restricted stock units under our 2003 Equity Incentive Plan. Those shares were also available for stock option awards. The amount shown also includes 20,772,230 shares that were available for purchase under our Employee Stock Purchase Plan.

(2)	In connection with a number of acquisitions we have made, we have assumed equity awards originally granted by the acquired company. The table does not include information about those awards. At December 31, 2011 and pursuant to those awards, up to 4,650,502 shares were issuable upon exercise of outstanding stock options and stock appreciation rights, with a weighted average exercise price of $7.66 per share. We will not issue any further awards under the plans pursuant to which these awards were issued.

(3)	Includes 59,594,147 shares that were issuable upon exercise of outstanding stock options and stock appreciation rights and up to 16,814,326 shares that were issuable upon vesting of restricted stock units.

You can find additional information about our equity compensation plans in note 4 to the financial statements included in our annual report on Form 10-K for the year ended December 31, 2011.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Over the past few years, we have been working to build LSI into a leading designer of semiconductors and software for storage and networking. We have been seeking to win business from market-leading companies who design our products into their mainstream offerings.

In 2011, our strategy began to have a noticeable, positive impact on our financial results as a number of new products reached production. During 2011:

•

We saw our revenues increase 9% over 2010 levels, even though we were adversely affected by flooding in Thailand and an economic downturn that began in the third quarter. Our revenues grew 16% in the second half of 2011 over the same period in 2010, better than the semiconductor industry and better than most of the companies in the peer group identified below.

•	Our income from continuing operations improved to $90 million, or $0.15 per share, from $34 million, or $0.05 per share in 2010.

•	We improved our market share in key areas such as semiconductors for hard disk drives and for carrier wireless networks.

•	We continued to exercise control of our operating expenses, which contributed to an improvement in our profitability.

•	We continued to obtain new design wins to provide opportunities for future growth.

•	We developed a roadmap of future products to continue our progress.

•

We made several strategic moves to put the company in a better position for the future, including selling our external storage systems business and agreeing to acquire SandForce, a provider of flash storage processors for enterprise and client flash solutions and solid state drives (SSDs).

We based our 2011 bonus program on achieving levels of non-GAAP operating income that reflected our desire to improve our financial performance while also investing in new product development in order to strengthen our business. When we set the payout structure for the program, we balanced compensating employees competitively with providing profits to stockholders, and considered how other technology companies have balanced these considerations. As a result, our program would have generated funding for 2011 bonuses that was slightly less than target levels.

For the last two years, we have had a long-term incentive program that requires our revenue and adjusted operating income performance to be at least at the 50th percentile of our peer group in order for any payout to be earned.

Executive Officers

For 2011, the executive officers for whom the Securities and Exchange Commission’s rules require compensation disclosure were:

•	Abhijit Y. Talwalkar – our Chief Executive Officer.

•	Bryon Look – our Chief Financial Officer and Chief Administrative Officer.

•	D. Jeffrey Richardson – who was the head of our Semiconductor Solutions Group at the beginning of the year and was promoted to Chief Operating Officer in April.

•	Jean F. Rankin – our General Counsel and Corporate Secretary.

•	Gautam Srivastava – who was the head of our Human Resources organization throughout the year and added responsibility for our Corporate Marketing organization in April.

•	Philip Bullinger – who was the head of our External Storage Systems Group until we sold that business in May. Mr. Bullinger left LSI shortly after the sale.

2011 Compensation Program Changes

In 2011, we made the following changes to our compensation program for executive officers:

•	We increased the portion of long-term incentive compensation that is performance-based.

•	We changed the severance arrangements we have with our executive officers, among other things, to eliminate any excise tax gross-up following a change in control.

Goals of Our Compensation Program

Our compensation program is intended to support our strategic goals, to provide all of our executive officers with a comprehensive compensation package that will motivate them to drive both short-term and long-term business success and to allow us to attract, retain and reward talented individuals to lead the business.

In light of these objectives, we utilized the following guidelines in designing our compensation program for executive officers:

•	We should have base salaries and employee benefit programs that are competitive with the programs offered by companies with which we compete for executive talent.

•

We should provide executives with the opportunity to earn short-term cash incentives based primarily on our achievement of corporate financial, strategic and operational goals. Typically, the strategic and operational goals are intended to help drive our longer term performance and include, for example, obtaining design wins and meeting product development deadlines. In addition, because more senior executives have a greater ability to have an impact on company performance, we believe a greater percentage of their cash compensation should depend on achieving performance goals. Thus, the target bonus of our Chief Executive Officer is 56% of his cash compensation opportunity, the target bonus of each of our Chief Operating Officer and Chief Financial Officer is 50% of his cash compensation opportunity and the target bonus of each of our other executive officers is 43% of their cash compensation opportunity.

•

We should offer equity opportunities that provide long-term incentives for creating additional stockholder value. We believe that offering our executive officers the ability to realize value from increases in the market price of our shares through equity awards aligns the interests of our executive officers with the long-term interests of our stockholders. Equity compensation forms a significant portion of the compensation package we offer our executive officers. In recent years, we have instituted performance tests that must be met in order for executive officers to earn a portion of their equity compensation.

Our Compensation Committee is responsible for the executive compensation program.

Our Benchmarking Practices

In analyzing our executive officer compensation programs, the Compensation Committee reviews information contained in proxy statements about the executive compensation practices of a “peer group” of companies. The peer group used for 2011 compensation decisions was recommended by the committee’s consultant and reviewed and approved by the committee and consisted of:

Advanced Micro Devices, Inc.	MEMC Electronic Materials, Inc.
Altera Corporation	National Semiconductor Corporation
Amkor Technology, Inc.	NetApp, Inc.
Analog Devices, Inc.	NVIDIA Corporation
Atmel Corporation	ON Semiconductor Corporation
Broadcom Corporation	Sandisk Corporation
Fairchild Semiconductor International	Spansion Inc.(1)
International Rectifier Corporation	Western Digital Corporation
Marvell Technology Group Ltd.	Xilinx, Inc.

(1)	For 2011 compensation decisions, the committee was not able to review compensation information from Spansion because that company had not filed with the Securities and Exchange Commission a proxy statement including the relevant information. The committee reviewed information from each of the other companies for base salary, target bonus, total cash opportunity and equity compensation, as well as total compensation.

We first used this peer group for 2008 compensation decisions and selected it to include companies in industry groups similar to the ones in which we conducted business and that, at the time, ranged in market capitalization from about one-third to three times our market capitalization. We expected to use this peer group for several years. Following the sale of our external storage systems business in 2011, we have selected a new peer group for 2012 compensation decisions.

The committee did not use any other information for Messrs. Talwalkar, Look, Richardson and Bullinger. For Ms. Rankin, the committee used peer group information as the primary benchmark and also considered other data about general counsel compensation. Because a limited number of peer companies provided compensation information for the head of their human resources organization in their proxy statements, the committee used other data to evaluate the compensation of Mr. Srivastava.

For both Ms. Rankin and Mr. Srivastava, the committee considered data from the Radford Executive Survey for individuals performing similar functions. The committee used data from two subsets of the companies that participated in the Radford survey. The first subset consisted of San Francisco/San Jose area technology companies with over $1 billion in annual sales. This was the primary benchmark for Mr. Srivastava’s compensation. The second subset consisted of the companies in the peer group identified above that participated in the survey. The technology company group used in 2011 was more limited than the group that the committee used in 2010 when considering Ms. Rankin’s compensation, as the committee’s consultant felt that the smaller group provided more meaningful comparisons. At the end of the proxy statement, you can find a list of the companies included in this year’s San Francisco/San Jose area Radford group and in the Radford group that the committee used last year.

Compensation Consultant

The committee has an outside consultant, Exequity, LLP, that advises it and provides data on executive compensation issues. Exequity has been the committee’s consultant since 2010. Exequity does not work for the company in any capacity other than as an advisor to the Compensation Committee.

Compensation Elements

Our executive officer compensation program includes the following types of pay:

•	Base salary.

•	Bonus incentives.

•	Equity incentives.

•	Severance benefits.

•	An allowance in lieu of executive perquisites.

•	Other benefits generally available to all of our employees.

Except for benefits available to employees generally, the Compensation Committee reviews each element of executive compensation separately and total compensation as a whole. The committee determines the appropriate mix of elements with a view to rewarding individual and company performance and to ensuring that, with respect to base salary, target bonus and equity compensation, we remain competitive with the executive officer compensation practices of the companies described above under “Our Benchmarking Practices.” The committee also reviews tally sheets that list the value of each major element of compensation that we pay to each of our executive officers in a year, as well as information about historical equity grants and potential gains at various stock prices.

In determining the extent of the use and the weight of each element of compensation, the committee considers the effect and importance of each element in meeting our compensation objectives. For example, base salary and generally available benefits allow us to remain competitive in the marketplace in order to continue to attract top talent. We typically structure our bonus incentives to reward executive officers for achieving corporate and organizational performance goals.

Cash Compensation

We typically set base salaries and target bonus percentages for individual executive officers when we hire them or when we promote them from other positions at the company. We review base salaries and target bonus percentages annually and at other times if individual circumstances make doing so appropriate. Circumstances under which we might make changes include:

•	When an individual’s role in the company changes and they have more or less responsibility or have more or less potential to affect our results.

•	When doing so maintains what we believe are appropriate relationships between the compensation provided to different LSI executive officers.

•	When we believe doing so is necessary for retention reasons.

•	When market data indicates that we are not compensating an individual competitively.

Our bonus program uses non-GAAP operating income to determine how much funding we provide for employee bonuses. We believe use of this measure balances the goals of increasing revenue and improving operating results. Non-GAAP operating income is one of the principal measures we use to compare our performance to that of other companies. We reduce the risk that expenses are reduced to levels that threaten future performance by including operational metrics related to development of future products and customer satisfaction.

Non-GAAP operating income excludes impairment of goodwill and other intangible assets, stock-based compensation, amortization of acquisition-related intangibles, purchase accounting effect on inventory, restructuring of operations and other items, net, and gain or loss on the sale or write-down of investments.

We seek to deliver between 25% and 50% of each officer’s target compensation in the form of base salary and bonus opportunity to align our compensation program with market practices. By delivering a higher portion of the total compensation package in the form of equity, we believe that we align our executive officers’ interests with those of our stockholders because our executive officers will realize more value from their equity compensation if they deliver greater stockholder value.

Equity Compensation

Our equity incentives include stock options and restricted stock units that are multi-year awards intended to provide incentives to our executive officers to increase stockholder value and to continue to serve as an employee of LSI until their options become exercisable or their restricted stock units vest.

In 2011, we awarded two types of restricted stock units to our executive officers. One type, performance-based restricted stock units, vests in three years, but only if we meet two performance tests, each of which requires that we perform at least at the 50th percentile of our peer group, and if the individual stays with the company. The other type, time-based restricted stock units, will vest at the rate of one quarter per year for four years if the individual stays with the company. We believe that the use of time-based restricted stock units in addition to stock options and performance-based restricted stock units helps further our retention goals by encouraging our executive officers to remain with the company and fully execute our design win and customer focus strategies. These strategies generally take a number of years to be fully implemented and reflected in our financial performance.

We typically grant equity awards to employees broadly in early March of each year. We make other grants during the year principally for new hires, for retention and in connection with promotions. We generally make these other grants at the beginning of each month and at regularly scheduled board meetings. We do not decide when to make equity grants based on our plans for the public release of material information and do not time our release of material information to the public based on when we make equity grants.

Our Compensation Committee may take action to grant awards on a future date. Among other things, this enables all employees, including our executive officers, to have the same grant date for equity awards that are part of our annual grant program. Under that program, awards for different groups of employees are typically approved on different days, but all awards have the same grant date.

In determining levels of executive compensation, the committee reviews and considers existing equity awards, but does not have a formal policy concerning the impact of grants made in the past on future compensation.

Severance Benefits

We believe that reasonable severance arrangements can be beneficial both for executive officers and for the company. By providing some post-employment monetary security, these arrangements enable employees to focus more energy on the company’s business, particularly in times of uncertainty. Having a pre-determined amount of compensation that an executive officer will receive following a termination of employment may also reduce the amount of cost and effort we must expend in individual negotiations.

Allowance in lieu of executive perquisites

Before 2009, we provided our executive officers with a number of executive perquisites. In 2009, we replaced these benefits with a cash allowance to reduce the burden of administering individual programs while providing our executives the flexibility to use the money for those services that are most important to them. The amount of the allowance is $25,000 per year for our Chief Executive Officer and $20,000 per year for each of the other executive officers.

Company-wide Benefits

Our executive officers also are eligible to participate in the health and welfare programs that we make available to our employees generally, although with higher benefit levels in the case of life insurance and accidental death and dismemberment insurance. They can also participate in our 401(k) program and our employee stock purchase plan on the same terms as other employees.

Analysis of Compensation Risk

We have considered our compensation programs and policies for employees and do not believe that they are reasonably likely to have a material adverse effect on the company.

2011 Compensation Decisions

Overview

In 2011, we targeted total compensation opportunity, including base salary, target bonus percentage and equity compensation, in the third quartile, that is between the 50th and 75th percentiles, of the relevant peer group, in order to provide a competitive compensation opportunity to attract and retain talented individuals as senior managers of the company and to recognize the difficulty of achieving the goals in some of our incentive plans. While we also targeted individual compensation elements in the same range, individual elements may vary based on factors such as: an assessment of the individual’s performance, the level of other pay elements, retention concerns, experience, succession planning considerations and what was negotiated when the individual initially joined the company. To the extent that we do not attain our operating goals or our stock price does not increase, our executive officers may not achieve payouts in the third quartile.

Following the base salary adjustments described below, the committee believed that the compensation packages it awarded in February 2011 to the executive officers identified in the Summary Compensation Table, whom we refer to as the named executive officers, had the following absolute values and were all in the third quartile of the pay packages awarded by the relevant peer companies.

Total Pay Opportunity for 2011

Name	Target total pay opportunity ($)(1)
Abhijit Y. Talwalkar	7,000,000
Bryon Look	3,080,000
D. Jeffrey Richardson	3,350,000
Jean F. Rankin	1,599,750
Gautam Srivastava	1,299,500
Philip Bullinger	2,143,750

(1)

Target total pay opportunity includes base salary, bonus assuming payment at target and the value of equity awards granted. Because of timing considerations around the computation of financial reporting values for equity awards and the aggressive performance metrics applicable to our performance-based restricted stock units, the committee used valuation estimates that it believed were reasonable, but that differed from the valuations we used later for financial reporting purposes. You can find information about how we valued the equity awards below under “Equity Awards.”

The amounts shown in the table above represent an estimate of what the named executive officers might earn, not actual cash payments we have made or may make to them. The actual amount they will earn will depend on company performance, whether the named executive officers remain with the company and, in the case of equity awards, our future stock price, and could be more or less than the amounts shown.

The committee awarded Mr. Richardson additional compensation when he was promoted to Chief Operating Officer. Those actions are discussed below.

The following chart shows a break-out of how Mr. Talwalkar’s total pay opportunity was divided into different forms of compensation and shows a comparison of his pay at risk based on company performance (everything other than base salary) and his pay that is not at risk (base salary).

Base Salary

The following table provides information about the base salaries of our named executive officers.

Base Salary Changes in 2011

Name	Annual Base Salary at 12/31/2010 ($)	Annual Base Salary at 12/31/2011 ($)		Change ($)
Abhijit Y. Talwalkar	800,000	800,000		—
Bryon Look	440,000	440,000		—
D. Jeffrey Richardson	475,000	500,000		25,000
Jean F. Rankin	370,000	385,000		15,000
Gautam Srivastava	320,000	370,000		50,000
Philip Bullinger	415,000	425,000	(1)	10,000

(1)	The amount shown was Mr. Bullinger’s annual base salary when he left the company in May 2011.

The committee evaluated the base salaries of the named executive officers in February 2011, at which time it increased the base salaries of Messrs. Srivastava and Bullinger and Ms. Rankin. The committee believed Mr. Srivastava’s base salary was low compared to the peer group data and increased his salary from a level below the median base salary to a level within the third quartile. The committee increased Mr. Bullinger’s base salary to maintain an appropriate relationship between his base salary and the base salary of Mr. Richardson. At the time, Mr. Bullinger and Mr. Richardson were each running one of our two main businesses. The committee raised Ms. Rankin’s salary to a level that was at the high end of the third quartile of the peer group for base salaries, reflecting her experience and contributions to the business. The committee increased Mr. Richardson’s salary in May 2011 in connection with his promotion to Chief Operating Officer to reflect the additional responsibility he was assuming.

The committee did not change the base salary of Mr. Talwalkar or Mr. Look in 2011.

Bonus Incentives

The following table provides information about the target bonus for each of our named executive officers. The target bonus percentages shown are percentages of base salary.

Target Bonus Percentages for 2011

Name	Target Bonus (%)
Abhijit Y. Talwalkar	125
Bryon Look	100
D. Jeffrey Richardson	100
Jean F. Rankin	75
Gautam Srivastava	75
Philip Bullinger	75

The Committee reviewed the target bonus percentages for each of the named individuals in February 2011. It did not change any target bonus percentage except that of Mr. Look, which it increased to 100% from 75% to increase Mr. Look’s cash compensation opportunity to a more competitive level and to provide an appropriate relationship of his cash compensation to that of Mr. Richardson.

The committee established a bonus program for all employees in February 2011. Under that program, no bonuses would be paid unless our non-GAAP operating income was at least $200 million. At the time the program was established, the Board-approved plan for 2011 estimated that non-GAAP operating income would be approximately $402 million. The plan provided for funding based on the level of non-GAAP operating income achieved by the company. At $200 million of non-GAAP operating income, the plan would have provided 6% of non-GAAP operating income for bonuses. The percentage increased with increases in non-GAAP operating income until it reached a maximum of 11% at $400 million of non-GAAP operating income. At $402 million of non-GAAP operating income, we estimated that the bonus pool available for our executive officers would be slightly less than 100% of the sum of their target bonuses.

The committee also set the following operational and strategic goals that it intended to consider in setting the final bonuses of our executive officers in 2011:

•	Achieve solid progress toward our financial business model.

•	Identify and begin executing on new growth opportunities.

•	Provide high-quality customer service and product quality.

•	Meet development milestones on future products.

•	Improve employee engagement.

•	Improve organizational competence and efficiency.

In March 2011, we entered into an agreement to sell our external storage systems business. We knew that the transaction would reduce our 2011 non-GAAP operating income significantly from our pre-sale expectations; however, we believed that selling that business was the right long-term decision for the company because it would allow us to focus our resources on our core semiconductor business and would eliminate a conflict that made other makers of external storage systems reluctant to buy semiconductors from us. In light of these considerations, the committee adjusted the bonus program so that it would be consistent with our expectations in February 2011 for the remaining semiconductor business. The adjustments did not impact our ability to treat bonuses paid as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code.

The revised bonus program provided bonus funding in accordance with the following formula:

2011 Bonus Funding Formula

If non-GAAP operating income for 2011 was:	Then the bonus pool would be calculated as follows:

Less than $150 million	•	No bonus pool

Between $150 million and $200 million	•	6% of non-GAAP operating income

More than $200 million, but less than $225 million	•	Between 6% and 9% of non-GAAP operating income

More than $225 million, but less than $275 million	•	9% of non-GAAP operating income

More than $275 million, but less than $303 million	•	Between 9% and 11% of non-GAAP operating income

$303 million or more	•	11% of non-GAAP operating income

Our financial plan in February 2011 anticipated that our non-GAAP operating income from continuing operations, which is the measure that was used for bonus purposes and excludes the results of the external storage systems business, would be $302 million. Our actual non-GAAP operating income from continuing operations for 2011 was $258 million.

According to the formula, we would have provided aggregate bonus funding for members of our executive leadership team, which consists of Messrs. Talwalkar, Look, Richardson and Srivastava and Ms. Rankin, equal to approximately 68% of their target bonuses.

Demand for our products and our ability to supply products was reduced as a result of flooding in Thailand in late 2011. The flooding affected the facilities of a number of companies in the hard disk drive industry, including one of our assembly and test suppliers. As a result of the flooding, our sales of chips used in hard disk drives and our non-GAAP operating income were significantly lower in the fourth quarter of 2011 than would have been the case if the flooding had not occurred. The impact of the flooding on our bonus program was magnified because of the lower percentage of non-GAAP operating income that would be dedicated to bonuses at the lower level of non-GAAP operating income.

Because the committee believed the company had performed well on the operational and strategic goals it had set for 2011, was substantially on track to meet its plan for the year had the flooding not occurred and had improved its non-GAAP operating income over 2010 levels, it chose to increase aggregate funding for employee bonuses, including bonuses for our executive officers, to a level that would provide bonuses in the aggregate at roughly the same percentage of target as provided in 2010. This level of funding was approximately 88% of the amount needed to pay all employee bonuses at target levels. The Committee considered the level of design win activity the company had achieved, the improvement in several financial metrics it had experienced and the strategic actions it had undertaken, and chose to award each of our executive officers a bonus for 2011 equal to 95% of his or her target bonus.

The following table shows the bonuses we paid to our named executive officers for 2011.

Bonuses for 2011

Name	Bonus ($)
Abhijit Y. Talwalkar	950,000
Bryon Look	418,000
D. Jeffrey Richardson	475,000
Jean F. Rankin	274,312
Gautam Srivastava	263,625
Philip Bullinger	—

A portion of each executive officer’s 2011 bonus that is equal to approximately 68% of the individual’s target bonus is shown in the Summary Compensation Table in the column “Non-Equity Incentive Plan Compensation.” This is the amount that was earned under the bonus plan without the additional funding. The remainder of each individual’s 2011 bonus is shown in the Summary Compensation Table in the column “Bonus.”

Equity Awards

The following table provides information about the equity awards we made to our named executive officers in February 2011.

Equity Awards in February 2011

Name	Shares covered by stock options (#)	Target number of performance-based restricted stock units (#)	Time-based restricted stock units (#)	Approximate value of equity awards ($)(1)
Abhijit Y. Talwalkar	1,300,000	249,167	130,000	5,200,000
Bryon Look	550,000	105,417	55,000	2,200,000
D. Jeffrey Richardson	600,000	115,000	60,000	2,400,000
Jean F. Rankin	231,500	44,371	23,150	926,000
Gautam Srivastava	163,000	31,242	16,300	652,000
Philip Bullinger	350,000	67,083	35,000	1,400,000

(1)	Because of timing considerations around the computation of financial reporting values for equity awards and the aggressive performance metrics applicable to our performance-based restricted stock units, the committee used valuation estimates that it believed were reasonable, but that differed from the valuations we used later for financial reporting purposes.

The committee awarded equity compensation to Messrs. Talwalkar, Look and Richardson that had significantly more value than the equity compensation it awarded them in 2010 in order to bring their total compensation to the desired level within the third quartile of the peer group.

The stock options shown in the table have a seven-year term and become exercisable at the rate of 25% per year. The time-based restricted stock units also vest at the rate of 25% per year. The performance-based restricted stock units will vest after three years if the two performance tests described below are met.

In 2011, we determined for each executive officer the dollar amount that we wanted to award to that individual in the form of equity awards. That amount is shown in the column “Approximate value of equity awards” in the table above. We assigned 60% of this value to stock options, which we assumed had a value per share equal to 40% of $6.00, or $2.40. We divided the stock option value by this amount to determine the number of shares covered by the stock option we granted to the individual. We then calculated a number of performance-based restricted stock units using 25% of the total equity value and a number of time-based restricted stock units using 15% of the total equity value and, in each case, an assumed stock price of $6.00 per share. We then increased the number of performance-based restricted stock units by 15% to reflect the uncertainty of whether these awards would vest and made this the number of performance-based restricted stock units that would vest if the target level of performance was achieved.

The performance-based restricted stock units will vest in three years, but only if our revenue growth and adjusted operating income growth are at least equal to the 50th percentile for those metrics for the companies in our peer group. If these two threshold tests are met, the number of performance-based restricted stock units that will vest will vary based on the level of our adjusted operating income performance, but cannot exceed twice the target number of restricted stock units. Adjusted operating income for this purpose is computed as GAAP operating income, excluding the impact of stock-based compensation, amortization of intangibles and restructuring charges.

The following table shows the number of performance-based restricted stock units that will vest at different levels of adjusted operating income performance, assuming the revenue test is met.

Performance-Based Restricted Stock Unit Targets and Payouts

If LSI’s adjusted operating income growth is equal to or greater than the adjusted operating income growth of this percentage of the peer companies (%)	Multiply the target number of performance-based restricted stock units by the following percentage to determine how many restricted stock units vest (%)
Less than 50	0
50	50
60	100
75	200

Mr. Talwalkar.    In February 2011, when it evaluated our officers’ pay, the compensation committee believed that Mr. Talwalkar had been doing an outstanding job leading the transformation of the company and wanted to provide an incentive for Mr. Talwalkar to remain with the company to finish the transformation and move it into the future. As a result, it granted Mr. Talwalkar equity awards having a total value of approximately $5.2 million, with the size of each type of award described above.

Mr. Richardson.    We promoted Mr. Richardson to Chief Operating Officer in April 2011. In this position, he assumed responsibility for all of our day-to-day operating activities, including product development, manufacturing and sales. Previously, he had been responsible for semiconductor product development and sales. Following his promotion, the committee increased his annual salary by $25,000 and awarded him a stock option that we valued at $2,000,000, with the actual number of shares covered by the option, 667,556, determined using our closing stock price on the day the option was granted and assuming that each share covered by the option had a value equal to 40% of the closing stock price. That option has a seven-year term and becomes exercisable at the rate of 25% after three years and the remaining 75% after four years. The longer than normal vesting was intended to provide Mr. Richardson with a significant incentive to remain with the company for three or more years, as the committee believed he is critical to our long-term success and our CEO succession planning.

Other Compensation Matters

Relationship of Mr. Talwalkar’s Compensation to that of Other Executive Officers

Mr. Talwalkar’s salary, target bonus opportunity and equity awards are each greater than those of our other executive officers because the Compensation Committee believes that the Chief Executive Officer has the ability to make decisions and take actions that will have a significantly greater impact on the company’s performance than the decisions made and the actions taken by the other executive officers. The committee believes that there is an appropriate relationship between the compensation of Mr. Talwalkar and the other executive officers.

Amendment of Severance Arrangements for Executive Officers

In November 2011, we amended the standard severance arrangements we maintain for our executive officers. The primary changes we made were:

•

We eliminated the excise tax gross-up. The old arrangements contained a limited gross-up in the event that the excise tax imposed by Section 4999 of the Internal Revenue Code applied following a change in control of LSI. The new arrangements do not contain any such gross-up. Instead, if the excise tax applies, the benefits payable to a participant will be reduced to the greater of (x) a level that results in the excise tax not applying or (y) the level that results in the participant receiving, on an after-tax basis, the greatest amount.

•

We increased the cash severance payable to executive officers other than the CEO if no change in control has occurred. We increased the cash severance benefit payable to executive officers other than our CEO in the event of a covered termination of employment when no change in control has occurred as follows:

•	Chief Operating Officer: From 1 times base salary to 2 times base salary.

•	Other executive officers: From 1 times base salary to 1.75 times base salary.

We believed these benefit levels to be more consistent with market practices.

•

We will base the cash severance payable following a termination occurring after a change in control on base salary and target bonus rather than base salary and 3-year average bonus. Under the old policy, the cash severance payable upon a covered termination of employment following a change in control was a multiple of the participant’s base salary and average annualized bonus paid over the preceding three years. Under the new policy, the cash severance will be a multiple of the participant’s then current base salary and target bonus.

•

We will pay cash severance benefits over time if no change in control has occurred. Under the old policy, cash severance benefits were always payable in a lump sum following termination of employment. Under the new arrangements, cash severance benefits will be payable over time if no change in control has occurred, to the extent that doing so will not cause the payments to become deferred compensation for purposes of Section 409A of the Internal Revenue Code.

For a more detailed discussion of our severance arrangements for executive officers, see “Change-in-Control and Termination Arrangements” below.

Separation Arrangement with Mr. Bullinger

Mr. Bullinger played a key role for us in negotiating the sale of our external storage systems business in 2011 and successfully led that business through the critical period between signing the agreement and completing the sale. In recognition of these efforts, we paid him a special bonus of $212,500 following the completion of the sale. This amount was half of his 2011 target bonus opportunity. In addition, because he did not join the buyer and we did not have a position for him that we and Mr. Bullinger each found acceptable, we provided him with benefits under our then-existing severance policy when he left the company, including a lump sum payment from us of $425,000.

Last Year’s Advisory Vote on Executive Compensation

At last year’s annual meeting, our stockholders voted on our 2010 executive compensation. At the meeting, stockholders approved our executive compensation, with approximately 95% of the shares for which a vote was cast for or against being voted FOR our executive compensation. The committee considered that vote and, in light of the favorable vote, did not make any changes in our executive compensation practices as a result of the vote.

Stock Ownership Guidelines

In early 2010, we adopted stock ownership guidelines for our executive officers and members of our Board of Directors. Our Board believed that ownership of a meaningful amount of company stock would further align the interests of management and the Board with the interests of our stockholders. Under these guidelines, the individuals holding the positions listed below must achieve ownership of the number of shares shown by the later of March 2015 or five years from the date of appointment or election. Shares owned by an executive officer or an immediate family member, as well as one-half of time-based restricted stock units held by the executive officer, count toward the ownership requirement. Stock options and unvested performance-based restricted stock units do not count toward the ownership requirement.

Stock Ownership Guidelines

Position	Number of Shares
CEO	250,000
CFO or COO	80,000
Other Executive Officers	60,000
Members of the Board of Directors	20,000

At December 31, 2011, each of our named executive officers, other than Mr. Srivastava, who became an executive officer in mid-2011 and does not need to meet the guidelines until 2016, held enough shares to meet the ownership guidelines.

We do not allow executive officers to hedge either outstanding equity awards they hold or LSI stock they hold.

Policy on Recoupment of Compensation

We have a policy under which we can require an executive officer to repay cash bonuses and equity awards if we must make a material restatement of our financial statements as a result of the individual’s intentional misconduct. We believe it is important for the company to have a contractual right to recover compensation in these situations and require executive officers to agree to this policy when we award them stock options.

Accounting and Tax Considerations

In designing our executive compensation programs, we consider the accounting and tax effects that each component of the program will or may have on the company and our executive officers. For incentive-based compensation, the Compensation Committee considers the desirability of having that compensation qualify for deductibility for tax purposes under Section 162(m) of the Internal Revenue Code. That law provides that non-performance-based compensation in excess of $1 million paid to certain executive officers is not deductible by the company for tax purposes.

The Compensation Committee balances the desirability of having compensation qualify for deductibility with our need to maintain flexibility in compensating executive officers in a manner designed to promote our goals. As a result, the Compensation Committee has not adopted a policy that all compensation must be deductible. For example, the time-based restricted stock units we award require only continued employment in order to vest. These awards are not designed to qualify for this deduction because we believe that the uncertainty as to vesting that would result from making those awards require meeting a performance test in order to vest would substantially reduce the retention value of providing those awards.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of LSI has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with management. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in this proxy statement.

Charles A. Haggerty, Chairman

John H.F. Miner

Arun Netravali

Susan Whitney

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information about the compensation earned by our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers in 2011, as well as Philip Bullinger, who ran our external storage systems business until we sold it in 2011. Mr. Bullinger left the company in May 2011 after the sale.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)(3)	Total ($)
Abhijit Y. Talwalkar	2011	800,010	272,832		803,400	2,721,940	677,168	—	51,005	5,326,355
President and Chief	2010	803,087	—		551,000	1,489,875	843,000	—	49,313	3,736,275
Executive Officer	2009	803,087	—		—	2,563,860	—	—	116,832	3,483,779

Bryon Look	2011	440,003	120,046		339,900	1,151,590	297,954	—	38,874	2,388,367
Executive Vice	2010	441,696	—		257,135	695,275	278,190	—	38,132	1,710,428
President, Chief	2009	416,004	—		—	809,640	—	—	25,353	1,250,997
Administrative Officer and
Chief Financial Officer

D. Jeffrey Richardson	2011	491,164	136,416		370,800	3,076,305	338,584	—	39,788	4,453,057
Executive Vice President and	2010	476,836	—		312,235	844,263	400,425	—	38,707	2,072,466
Chief Operating Officer	2009	428,660	—		—	944,580	—	—	25,353	1,398,593

Jean F. Rankin	2011	383,566	78,780		143,067	484,715	195,532	105,614	37,678	1,428,952
Executive Vice President,	2010	358,740	—		183,665	496,625	233,933	165,878	36,225	1,475,066
General Counsel & Secretary	2009	321,239	—		—	317,109	—	57,337	124,368	820,053

Gautam Srivastava	2011	365,203	75,711		100,734	341,289	187,914	—	37,111	1,107,962
Senior Vice President,
Corporate Marketing
and Human Resources (4)

Philip Bullinger	2011	154,329	212,500	(5)	216,300	732,830	—	—	466,470	1,782,429
Executive Vice President,	2010	410,251	—		257,135	695,275	262,384	—	37,261	1,662,306
Engenio Storage Group	2009	391,500	—		—	775,905	—	—	25,259	1,192,664

(1)	The amounts shown in this column reflect the grant date fair value of restricted stock units and stock options granted to the named individuals in the years indicated. You can find information about the assumptions we used in valuing stock options in note 4 to the financial statements included in our 2011 Annual Report on Form 10-K. Amounts shown in the “Stock Awards” column are for restricted stock unit awards. Time-based restricted stock units were valued using our closing stock price on the date of grant. The following table shows information about performance-based restricted stock units awarded in 2011 and 2010.

	Value included in Summary Compensation Table for performance-based RSUs ($)(a)		Grant date value of performance- based RSUs at maximum level of performance ($)
Name	2011	2010	2011	2010
Abhijit Y. Talwalkar	—	—	3,079,704	1,267,300
Bryon Look	—	—	1,302,954	591,405
D. Jeffrey Richardson	—	—	1,421,400	718,135
Jean F. Rankin	—	—	548,426	422,435
Gautam Srivastava	—	—	386,151	718,135
Philip Bullinger	—	—	829,146	591,405

(a)	These valuations are consistent with our estimate as of the grant date of the future compensation expense related to these awards to be recognized in our financial statements. Depending on our actual performance, it is possible that we may recognize a greater level of expense, but not more than the amount shown in the maximum column.

(2)	The amounts shown in this column are all attributable to the change in the actuarial value of Ms. Rankin’s accumulated benefit under our pension plans.

(3)	Included in the amounts shown for 2011 are the following amounts:

Name	Allowance in lieu of perquisites ($)	401(k) plan match and profit sharing ($)	Severance ($)
Abhijit Y. Talwalkar	25,000	24,421	—
Bryon Look	20,000	17,290	—
D. Jeffrey Richardson	20,000	18,204	—
Jean F. Rankin	20,000	16,094	—
Gautam Srivastava	20,000	15,548	—
Philip Bullinger	20,000	9,369	436,177	(a)

(a)	After we sold our external storage systems business, Mr. Bullinger left the company and was entitled to benefits under our severance policy for executive officers. The amount shown includes a $425,000 severance payment and $11,177 for continued health insurance coverage, each of which was provided pursuant to the severance policy.

(4)	Mr. Srivastava became an executive officer in 2011.

(5)	Mr. Bullinger was paid a $212,500 bonus for his participation in the negotiation of the sale of our external storage systems business and for staying with LSI and successfully managing the external storage systems business from the time we agreed to sell that business until the sale was completed.

Grants of Plan-Based Awards for 2011

	Grant Date	Date of Board Action		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Abhijit Y. Talwalkar	2/7/11	2/7/11		260,000	960,000	2,000,000
	3/1/11	2/16/11					124,584	249,167	498,334				—
	3/1/11	2/16/11								130,000			803,400
	3/1/11	2/16/11									1,300,000	6.18	2,721,940
Bryon Look	2/7/11	2/7/11		114,400	422,400	880,000
	3/1/11	2/16/11					52,709	105,417	210,834				—
	3/1/11	2/16/11								55,000			339,900
	3/1/11	2/16/11									550,000	6.18	1,151,590
D. Jeffrey Richardson	2/7/11	2/7/11		123,500	456,000	950,000
	3/1/11	2/16/11					57,500	115,000	230,000				—
	3/1/11	2/16/11								60,000			370,800
	3/1/11	2/16/11									600,000	6.18	1,256,280
	5/11/11	5/11/11									667,556	7.49	1,820,025
Jean F. Rankin	2/7/11	2/7/11		75,075	277,200	577,500
	3/1/11	2/16/11					22,186	44,371	88,742				—
	3/1/11	2/16/11								23,150			143,067
	3/1/11	2/16/11									231,500	6.18	484,715
Gautam Srivastava	2/7/11	2/7/11		72,150	266,400	555,000
	3/1/11	2/16/11					15,621	31,242	62,484				—
	3/1/11	2/16/11								16,300			100,734
	3/1/11	2/16/11									163,000	6.18	341,289
Philip Bullinger	2/7/11	2/7/11		82,875	306,000	637,500
	4/15/11	3/29/11	(5)	—	212,500	—
	3/1/11	2/16/11					33,542	67,083	134,166				—
	3/1/11	2/16/11								35,000			216,300
	3/1/11	2/16/11									350,000		732,830

(1)	These awards were established under the LSI Corporation Incentive Plan, as part of our 2011 bonus program. You can find a description of that program in the Compensation Discussion and Analysis section under the heading “2011 Compensation Decisions — Bonus Incentives.”

(2)	The amounts shown in these columns relate to performance-based restricted stock unit awards we granted under our 2003 Equity Incentive Plan. You can find a description of that program in the Compensation Discussion and Analysis section under the heading “2011 Compensation Decisions — Equity Awards.”

(3)	The amounts shown in this column represent time-based restricted stock units granted under our 2003 Equity Incentive Plan. These restricted stock units vest at the rate of 25% per year, beginning on the first anniversary of the grant date.

(4)	The amounts shown in this column represent stock options granted under our 2003 Equity Incentive Plan. These stock options have a seven-year term and become exercisable at the rate of 25% per year, beginning on the first anniversary of the grant date, except for Mr. Richardson’s May 11, 2011 grant, 25% of which becomes exercisable on May 11, 2014 and the remainder of which becomes exercisable on May 11, 2015.

(5)	In connection with the sale of our external storage systems business, we entered into an agreement with Mr. Bullinger under which he could earn the amount shown if he remained with LSI until shortly after the sale closed and successfully managed that business from the time we agreed to sell the business through the closing of the sale.

Outstanding Equity Awards at Fiscal Year End 2011

The following table provides information as of December 31, 2011, on the holdings of stock options and restricted stock units by the individuals listed in the Summary Compensation Table.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Abhijit Y. Talwalkar	500,000	—		6.13	5/23/12	205,000	1,219,750	555,834	3,307,212
	1,500,000	—		6.13	5/23/12
	2,000,000	—		7.38	6/1/12
	400,000	—		9.25	2/8/14
	1,125,000	375,000	(A)	5.04	3/1/15
	75,000	25,000	(A)	5.04	3/1/15
	950,000	950,000	(B)	2.90	3/1/16
	187,500	562,500	(C)	5.51	3/1/17
	—	1,300,000	(D)	6.18	3/1/18
Bryon Look	250,000	—		5.06	3/20/13	90,001	535,506	237,667	1,414,119
	150,000	—		6.23	2/10/12
	150,000	—		9.39	2/8/13
	200,000	—		9.25	2/8/14
	262,500	87,500	(A)	5.04	3/1/15
	300,000	300,000	(B)	2.90	3/1/16
	87,500	262,500	(C)	5.51	3/1/17
	—	550,000	(D)	6.18	3/1/18
D. Jeffrey Richardson	500,000	—		7.94	6/13/12	102,501	609,881	262,583	1,562,369
	150,000	—		9.39	2/8/13
	200,000	—		9.25	2/8/14
	375,000	125,000	(A)	5.04	3/1/15
	350,000	350,000	(B)	2.90	3/1/16
	106,250	318,750	(C)	5.51	3/1/17
	—	600,000	(D)	6.18	3/1/18
	—	667,556	(E)	7.49	5/11/18
Jean F. Rankin	216,000	—		6.1644	11/30/12	48,150	286,493	107,908	642,053
	120,960	—		9.0926	11/30/13
	100,000	—		10.23	4/2/14
	131,250	43,750	(A)	5.04	3/1/15
	117,500	117,500	(B)	2.90	3/1/16
	62,500	187,500	(C)	5.51	3/1/17
	—	231,500	(D)	6.18	3/1/18
Gautam Srivastava	56,250	112,500	(F)	5.09	8/6/16	72,550	431,673	76,859	457,311
	—	140,625	(C)	5.51	3/1/17
	—	163,000	(D)	6.18	3/1/18
Philip Bullinger	—	—		—	—	—	—	—	—

(1)	The following table contains additional information about the exercisability of stock options that were not completely exercisable at December 31, 2011. In order for shares to become exercisable as provided below, the holder of the stock option must remain an employee of LSI through the date on which the shares become exercisable.

Grant	Vesting Information
(A)	All shares became exercisable on 3/1/12.
(B)	One half of these shares become exercisable on each of 3/1/12 and 3/1/13.
(C)	One third of these shares become exercisable on each of 3/1/12, 3/1/13 and 3/1/14.
(D)	One quarter of these shares become exercisable on each of 3/1/12, 3/1/13, 3/1/14 and 3/1/15.
(E)	One quarter of these shares become exercisable on 5/11/14 and the remainder become exercisable on 5/11/15.
(F)	Half of these shares become exercisable on each of 8/6/12 and 8/6/13.

(2)	The following table contains additional vesting information for time-based restricted stock units outstanding at December 31, 2011. In order for these restricted stock units to vest, the holder must remain employed by LSI through the vesting date.

Name	Vesting Date	Number of Shares Vesting (#)
Mr. Talwalkar	3/1/12	57,500
	3/1/13	57,500
	3/1/14	57,500
	3/1/15	32,500
Mr. Look	3/1/12	25,417
	3/1/13	25,417
	3/1/14	25,417
	3/1/15	13,750
Mr. Richardson	3/1/12	29,167
	3/1/13	29,167
	3/1/14	29,167
	3/1/15	15,000
Ms. Rankin	3/1/12	14,120
	3/1/13	14,120
	3/1/14	14,122
	3/1/15	5,788
Mr. Srivastava	3/1/12	10,325
	8/20/12	18,750
	3/1/13	10,325
	8/20/13	18,750
	3/1/14	10,325
	3/1/15	4,075

(3)

The amounts shown in these columns relate to performance RSUs we granted in 2010 and 2011. Through the end of 2011, the performance RSUs awarded in 2010 were not meeting the threshold level of performance and the performance RSUs granted in 2011 were between the target and maximum levels of performance. Pursuant to Securities and Exchange Commission rules, the information we are providing about the 2010 performance RSUs assumes the threshold level of performance is met and the information we are providing about the 2011 performance RSUs assumes the maximum level of performance is met. The following table provides information about the vesting of these awards. The actual number of performance RSUs that vest will depend on future company performance and whether the holder remains employed by LSI through the vesting date and may be different than the amounts shown below.

Name	Shares vesting April 1, 2013 (#)	Shares vesting April 1, 2014 (#)
Abhijit Y. Talwalkar	57,500	498,334
Bryon Look	26,833	210,834
D. Jeffrey Richardson	32,583	230,000
Jean F. Rankin	19,166	88,742
Gautam Srivastava	14,375	62,484

Option Exercises and Stock Vested in 2011

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Abhijit Y. Talwalkar	—	—	155,000	975,000
Bryon Look	—	—	60,000	379,350
D. Jeffrey Richardson	—	—	95,833	600,798
Jean F. Rankin	129,600	113,506	28,333	175,098
Gautam Srivastava	103,125	194,377	25,000	156,563
Philip Bullinger	755,000	2,234,681	81,250	508,538

Pension Benefits for 2011

In connection with our merger with Agere Systems in 2007, we assumed Agere’s pension plans. Ms. Rankin is a participant in Agere’s pension plans. The following table sets forth information about her participation in those plans as of December 31, 2011:

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($)		Payments During Last Fiscal Year ($)
Jean F. Rankin	Agere Systems Inc.	18.92	(1)	419,691	(2)	—
	Pension Plan
	Agere Systems Inc.	18.92	(1)	711,566	(3)	—
	Supplemental Pension Plan

(1)	The amount shown is Ms. Rankin’s years of service on April 6, 2009, when service-based accruals under the Agere Systems Inc. Pension Plan were discontinued. Ms. Rankin will continue to earn service credit for benefit eligibility and early retirement reduction purposes. Ms. Rankin’s actual total service as of December 31, 2011 was 21.67 years.

(2)	To compute this amount, we assumed that Ms. Rankin would retire at age 65 and then receive a monthly annuity from the plan. The present value of her benefit was calculated using an interest rate of 4.30% and the RP-2000 Combined Healthy Mortality Tables for Males and Females projected to 2015 using Projection Scale AA — Male and Female. No pre-retirement mortality was assumed.

(3)	To compute this amount, we assumed that Ms. Rankin would retire immediately and then receive a lump-sum payment from the plan. The Supplemental Pension Plan benefit has two components. The first component is an excess retirement benefit, which is based upon the service-based formula of the Agere Systems Inc. Pension Plan for pay in excess of the compensation limits under that plan. The second component is the minimum pension benefit in which Ms. Rankin became vested at age 50. The minimum pension benefit is offset by all other qualified and nonqualified defined benefit pension benefits. For purposes of converting Ms. Rankin’s excess retirement and net minimum retirement benefit into a lump sum form of payment, we used an interest rate of 8.25% and the mortality table prescribed by the Pension Protection Act for 2011.

The Agere pension plans applicable to Ms. Rankin contain two programs, one in which benefits are based on years of service and compensation history and one that is an account balance program. Which program an employee participates in, and whether they participate in the plans at all, depends on the date the employee was hired.

Ms. Rankin participates in the service-based program. Under this program, a participant’s annual pension benefit is equal to 1.4% of the sum of the individual’s:

•

Average annual pay (base salary and annual bonus award) for the five years ending December 31, 1998, excluding the annual bonus award paid in December 1997, times the number of years of service prior to January 1, 1999;

•	Pay subsequent to December 31, 1998 and prior to April 6, 2009; and

•	Annual bonus award paid in December 1997.

The normal retirement age under the service-based program is 65. Participants can retire at any time with a reduced benefit. Participants who are at least age 50 with at least 15 years of service can retire with a subsidized early retirement benefit based on service and compensation history through December 31, 2004. A 3% reduction is applied to the benefits accrued through December 31, 2004 for each year that age plus total years of service at retirement is less than 75. At December 31, 2011, Ms. Rankin was eligible to retire under this provision.

Federal laws place limitations on compensation amounts that may be included under the Agere Systems Inc. Pension Plan. In 2009, the last year qualified accruals were earned, up to $245,000 in eligible base salary and bonus could be included in the calculation under the plan.

Compensation and benefit amounts that exceed the applicable federal limitations are taken into account, and pension amounts related to annual bonus awards payable to Ms. Rankin are paid, under the Agere Systems Inc. Supplemental Pension Plan. That plan is a non-contributory plan and has the same two programs and uses the same benefit formulas and eligibility rules as the Pension Plan. Pension amounts under the Pension Plan and Supplemental Pension Plan are not subject to reductions for social security benefits or other offset amounts.

The Supplemental Pension Plan also provides executive officers with minimum pensions. Eligible retired executive officers and surviving spouses may receive an annual minimum pension equal to 15% of the sum of final base salary plus target annual bonus. This minimum pension will be offset by other amounts received by plan participants under the Pension Plan and Supplemental Pension Plan. At December 31, 2011, Ms. Rankin was eligible to retire and receive this benefit.

Change-in-Control and Termination Arrangements

We have two policies that provide severance benefits for executive officers. The LSI Corporation Severance Policy for Executive Officers – Non-Change-in-Control Program applies when a change in control for purposes of Section 409A of the Internal Revenue Code has not occurred. The LSI Corporation Severance Policy for Executive Officers – Change-in-Control-Program applies when a change in control has occurred within a specified period of time before an executive officer leaves the company.

Benefits When a Change in Control has not Occurred

If an executive officer’s employment is terminated other than for cause (as defined below) and no change in control has occurred within the preceding 18 months, in the case of our chief executive officer, or 12 months, in the case of other executive officers, then pursuant to the Non-Change-in-

Control Program, the individual will be entitled to receive from LSI the following if the individual timely executes a separation agreement:

•	Payments equal to:

•	In the case of the President and Chief Executive Officer, 1.5 times the sum of (i) his or her base salary plus (ii) his or her average annualized cash bonus for the most recent three years.

•	In the case of the Chief Operating Officer, 2 times his or her base salary.

•	In the case of all other executive officers, 1.75 times his or her base salary.

•

In the case of the President and Chief Executive Officer, immediate vesting of all outstanding equity awards, other than those with performance-based vesting, that would have vested by the 18-month anniversary of the termination date, with any awards having annual vesting being deemed to have monthly vesting for this purpose.

•	Reimbursement for a period of 18 months, in the case of the President and Chief Executive Officer, and 12 months for other executive officers, of COBRA health insurance costs.

The payments described in the first bullet above will be made in 12 monthly installments beginning the month after the executive officer leaves the company. If necessary for the payments to come within the “short-term deferral” rule of Section 409A of the Internal Revenue Code, the payments will be made in a smaller number of installments.

Benefits When a Change in Control has Occurred

If a change in control has occurred within the time periods set forth above, then pursuant to the Change-in-Control Program, an executive officer whose employment is terminated other than for cause or who terminates his or her employment for “good reason” (as defined below) will be entitled to receive from LSI the following if the individual timely executes a separation agreement:

•	A lump sum amount equal to:

•	In the case of the President and Chief Executive Officer, 2.75 times the sum of (i) his or her base salary plus (ii) his or her target bonus.

•	In the case of other executive officers, 2 times the sum of (i) his or her base salary plus (ii) his or her target bonus.

•	Immediate vesting of all outstanding equity awards.

•	Reimbursement of COBRA health insurance costs for a period of 18 months.

If the executive officer’s severance payments would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the severance payments will be reduced to the greater of:

(a)	The largest portion of the payments that would not be subject to the excise tax, or

(b)	The portion of the payments that results in the executive officer receiving the greatest amount on an after-tax basis.

Additional Terms and Definitions Applicable to Both Policies

The separation agreement must include a full release of claims, an agreement not to compete with LSI, an agreement not to solicit LSI’s employees and a non-disparagement agreement for the term of the severance period.

“Cause” is defined in the policies to mean an executive officer’s:

•	Material neglect (other than as a result of illness or disability) of his or her duties or responsibilities, or

•	Conduct (including action or failure to act) that is not in the best interest of, or is injurious to, LSI.

“Good reason” is defined in the Change-in-Control Program to mean the occurrence of any of the following events without the executive officer’s written consent:

•

A material reduction in the individual’s duties or responsibilities compared to those in effect immediately prior to the reduction, or the assignment to the individual of materially reduced duties or responsibilities.

•	A material reduction in the individual’s base salary.

•	A material relocation of the individual’s principal office, although a relocation of less than 50 miles from the individual’s then present office location will not be deemed material.

In order to claim a good reason termination, (a) the individual must notify the company of the event constituting good reason within 30 days of its initial occurrence, (b) the individual must assert a termination for good reason by written notice to the company within three months of the initial occurrence of the good reason, and (c) the company must have been given at least 30 days to cure the event that constitutes good reason and shall have failed to have done so.

The following table shows the potential payments that would have been made to Messrs. Talwalkar, Look, Richardson and Srivastava and Ms. Rankin had a termination without cause occurred as of December 31, 2011, in each case unrelated to a change in control of LSI. On that date, LSI’s stock price was $5.95 per share. Mr. Bullinger left the company in May 2011, at which time he was entitled to benefits under the predecessor policy to the Non-Change-in-Control Program. The table below provides information about the benefits Mr. Bullinger received under the predecessor policy when he left the company. The only differences between the benefits under the two policies were that Mr. Bullinger’s cash severance payments were equal to his base salary and those payments were paid in a lump sum.

Potential Payments Upon Termination Without Cause at December 31, 2011

Name	Cash Severance Payment ($)	Continuation of Health Insurance Benefits ($)	Value of Accelerated Stock Options ($)(1)	Value of Accelerated Restricted Stock Units ($)	Pension Payout ($)	Total ($)
Abhijit Y. Talwalkar	2,046,500	14,775	3,447,125	769,781	—	6,278,181
Bryon Look	770,000	9,850	—	—	—	779,850
D. Jeffrey Richardson	1,000,000	9,850	—	—	—	1,009,850
Jean F. Rankin	673,750	9,850	—	—	1,122,125	1,805,725
Gautam Srivastava	647,500	9,850	—	—		657,350
Philip Bullinger	425,000	9,850	—	—	—	434,850

(1)	Represents the aggregate amount by which the accelerated stock options would be “in-the-money.”

The following table shows the potential payments that would have been made to Messrs. Talwalkar, Look, Richardson and Srivastava and Ms. Rankin had a termination without cause or for good reason occurred on December 31, 2011 and within the appropriate time period after a change in control of LSI.

Potential Payments Upon Termination Following a Change in Control at December 31, 2011

Name	Lump Sum Severance Payment ($)	Continuation of Health Insurance Benefits ($)	Value of Accelerated Stock Options ($)(1)	Value of Accelerated Restricted Stock Units ($)	Pension Payout ($)	Total ($)
Abhijit Y. Talwalkar	4,950,000	14,775	3,509,000	3,386,544	—	11,860,319
Bryon Look	1,760,000	14,775	1,110,125	1,482,053	—	4,366,953
D. Jeffrey Richardson	2,000,000	14,775	1,321,500	1,681,872	—	5,018,147
Jean F. Rankin	1,347,500	14,775	480,688	778,584	1,122,125	3,743,672
Gautam Srivastava	1,295,000	14,775	158,625	788,625	—	2,257,025
Philip Bullinger	—	—	—	—	—	—

(1)	Represents the aggregate amount by which the accelerated stock options would be “in-the-money.”

If Ms. Rankin had resigned on December 31, 2011, she would have been eligible for an immediate single life annuity of $3,081 per month from the Agere Systems Inc. Pension Plan and an immediate lump sum payment of $711,566 from the Agere Systems Inc. Supplemental Pension Plan.

RELATED PERSONS TRANSACTION POLICY AND PROCEDURES

Our Board has adopted a written policy relating to approval of transactions with related persons. Under that policy, any transaction or series of transactions in which (a) LSI is a participant, (b) the amount involved exceeds $120,000 and (c) a director or executive officer of LSI or any person related to any such individual has or may have a material direct or indirect interest, must receive the prior approval of the Board of Directors, excluding any director who has the direct or indirect interest. For the purposes of our policy, a material direct or indirect interest is determined in accordance with the rules of the Securities and Exchange Commission concerning related-person transactions. Our policy provides that:

•

If a director or executive officer becomes aware that LSI is considering becoming a participant in a transaction in which that individual has or may have a material direct or indirect interest, then that person must advise our Corporate Secretary of the transaction.

•

Following receipt of a notification from a director or executive officer, the Board of Directors will gather as much information as possible about the proposed transaction and consider whether the proposed transaction is fair to LSI and whether there is any other reason why it may not be appropriate for LSI to enter into the transaction. The Board also may consider whether there are alternate transactions that LSI could pursue that could accomplish the same business purpose on similar terms to LSI. The person with the material interest should not be present during the consideration of the transaction unless requested by the Board of Directors.

•	The person with the material interest should not participate in the negotiation of the transaction by LSI, unless approved by that person’s supervisor or the Board of Directors.

•

In the event that a director or executive officer of LSI does not realize that a transaction is subject to our related-person transaction policy until after we have entered into the transaction, that individual must nevertheless follow the procedures set forth in the policy.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

We believe that, under the Securities and Exchange Commission’s rules for reporting of securities transactions by executive officers, directors and beneficial owners of more than 10% of our common stock, all required reports for 2011 were timely filed.

STOCKHOLDER PROPOSALS FOR THE 2013 ANNUAL MEETING

Any stockholder who intends to present a proposal at the 2013 Annual Meeting of Stockholders must ensure that the proposal is received by the Corporate Secretary at LSI Corporation, 1621 Barber Lane, Milpitas, CA 95035:

•	Not later than November 30, 2012, if the proposal is submitted for inclusion in our proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, or

•

On or after January 14, 2013, and on or before February 13, 2013, if the proposal is submitted pursuant to our by-laws, in which case the notice of the proposal must meet certain requirements set forth in our by-laws and we are not required to include the proposal in our proxy materials.

March 30, 2012

Appendix—Peer Group Composition for Some Executive Compensation Benchmarking

San Francisco/San Jose area technology companies with annual revenues greater than $1 billion in Radford Executive Survey data – 2011 Compensation Decisions

Acer America Corporation

Activision Blizzard, Inc.

ADC Telecommunications, Inc.

Adobe Systems Incorporated

Agilent Technologies, Inc.

Alliance Data Systems Corporation

Altera Corporation

Amdocs Limited

Analog Devices, Inc.

AOL Inc.

ASML Holding N.V.

Atmel Corporation

Autodesk, Inc.

Avago Technologies Limited

Bell Microproducts Inc.

Bio-Rad Laboratories, Inc.

BMC Software, Inc.

Broadcom Corporation

Brocade Communications Systems, Inc.

CA, Inc.

Cadence Design Systems, Inc.

Citrix Systems, Inc.

CompuCom Systems, Inc.

E*TRADE Financial Corporation

EchoStar Technologies L.L.C.

Electronic Arts Inc.

Expedia, Inc.

Fairchild Semiconductor International, Inc.

General Atomic Electronic Systems, Inc.

Intuit Inc.

Itron, Inc.

JDS Uniphase Corporation

Juniper Networks, Inc.

KLA-Tencor Corporation

Lam Research Corporation

Lawrence Livermore National Security, LLC

Level 3 Communications, Inc.

Levi Strauss & Co.

Life Technologies Corporation

Logitech International S.A.

Marvell Technology Group Ltd.

Maxim Integrated Products, Inc.

McAfee, Inc.

Micron Technology, Inc.

Monster Worldwide, Inc.

National Semiconductor Corporation

NEC Corporation of America

NetApp, Inc.

Netflix, Inc.

NVIDIA Corporation

ON Semiconductor Corporation

PerkinElmer, Inc.

Polycom, Inc.

Quintiles Transnational Corp.

Sabre Holdings Corporation

salesforce.com, inc.

Sandia Corporation

SanDisk Corporation

Sony Computer Entertainment America LLC

Space Systems/Loral, Inc.

Spansion Inc.

SunPower Corporation

Sybase, Inc.

Synopsys, Inc.

Tellabs, Inc.

Teradyne, Inc.

Thales Communications, Inc.

Toshiba America Information Systems, Inc.

Trimble Navigation Limited

UTStarcom, Inc.

Varian Medical Systems, Inc.

VeriSign, Inc.

VMware, Inc.

Xilinx, Inc.

Zebra Technologies Corporation

Companies in Radford Executive Survey data – 2010 Compensation Decisions

2Wire, Inc.

3PAR Inc.

8x8, Inc.

A&D Engineering, Inc.

Accela, Inc.

ACCESS Systems Americas, Inc.

Accuray Incorporated

Acer America Corporation

Actel Corporation

Activant Solutions Inc.

ActivIdentity Corporation

Actuate Corporation

ADPT Corporation

Adobe Systems Incorporated

Advanced Analogic Technologies Incorporated

Advanced Micro Devices, Inc.

Advent Software, Inc.

Affymetrix, Inc.

Agilent Technologies, Inc.

Alibris

Alien Technology Corporation

Align Technology, Inc.

Allied Telesis, Inc.

Alpha Innotech Corp.

Altera Corporation

Ampex Data Systems Corporation

Anritsu Corporation

APL Limited

Appirio Inc.

Apple Inc.

Applied Materials, Inc.

Applied Micro Circuits Corporation

Applied Signal

Technology, Inc.

ArcSight, Inc.

Ariba, Inc.

Aruba Networks, Inc.

Atmel Corporation

Autodesk, Inc.

Avago Technologies Limited

Bell Microproducts Inc.

BigBand Networks, Inc.

BigFix, Inc.

Bio-Rad Laboratories, Inc.

Blue Coat Systems, Inc.

Blue Shield of California

BlueArc Corporation

Bridgelux, Inc.

BrightSource Energy, Inc.

Brocade Communications Systems, Inc.

Cadence Design Systems, Inc.

CafePress.com

California Casualty Management Company

California Micro Devices Corporation

Calix, Inc.

Callidus Software Inc.

Calypso Technology, Inc.

Carl Zeiss Meditec, International

CaseCentral Corporation

Catapult Communications Corporation

CBS Interactive Inc.

Chordiant Software, Inc.

Cisco Systems, Inc.

Clickability Inc.

Clontech Laboratories, Inc.

Cloudmark Inc.

Coherent, Inc.

CollabNet, Inc.

Communications & Power Industries, Inc.

Cortina Systems, Inc.

Covad Communications Group

CPP, Inc.

CyberSource Corporation

Cypress Semiconductor Corporation

Delta Products Corporation

DemandTec, Inc.

Dionex Corporation

Ditech Networks, Inc.

Dolby Laboratories, Inc.

dpiX, LLC

Ebara Technologies Inc.

eBay Inc.

ECC International LLC

Echelon Corporation

eHealth, Inc.

Electronic Arts Inc.

Electronics For Imaging, Inc.

Endwave Corporation

Epocrates, Inc.

Electric Power Research Institute, Inc.

Epson Electronics America Inc.

Equinix, Inc.

Exar Corporation

Exponent, Inc.

Extreme Networks, Inc.

Facebook, Inc.

Fat Spaniel Technologies, Inc.

Federal Reserve Bank of San Francisco

Financial Engines, Inc.

Finisar Corporation

Flextronics International Ltd.

Force10 Networks, Inc.

FormFactor, Inc.

Fortinet, Inc.

Fujitsu Management Services of America, Inc.

Genentech, Inc.

Glu Mobile Inc.

Google Inc.

Gracenote, Inc.

GuardianEdge Technologies, Inc.

Headway Technologies, Inc.

Hitachi America, Ltd.

Hitachi Data Systems Corporation

Hitachi Global Storage Technologies

Hitachi High Technologies America, Inc.

IAC/InterActiveCorp.

Immersion Corporation

Infineon Technologies AG

Infinera Corporation

Informatica Corporation

InnoPath Software, Inc.

Integrated Device Technology, Inc.

Intel Corporation

Intelepeer, Inc.

Intersil Corporation

Intevac, Inc.

Intuit Inc.

Intuitive Surgical, Inc.

JSR Micro, Inc.

Juniper Networks, Inc.

Kaiser Permanente

Kana Software, Inc.

Kineto Wireless, Inc.

KLA-Tencor Corporation

Kokusai Semiconductor Equipment Corporation

Lam Research Corporation

Lawrence Livermore National Laboratory

LeapFrog Enterprises, Inc.

LiveOps, Inc.

Logitech International S.A.

LSI Corporation

Lucasfilm Ltd.

Magma Design Automation, Inc.

Magnum Semiconductor, Inc.

MarketTools, Inc.

Marvell Technology Group Ltd.

Mattson Technology, Inc.

Maxim Integrated Products, Inc.

mBlox Inc.

McAfee, Inc.

McKesson Corporation

Micrel Semiconductor, Inc.

Mindjet LLC

MobiTV, Inc.

Model N, Inc.

Monterey Bay Aquarium Research Institute

MoSys, Inc.

NAMCO BANDAI Games America Inc.

National Semiconductor Corporation

NEC Electronics America Inc.

Nektar Therapeutics

NetApp, Inc.

NetLogic Microsystems, Inc.

NetSuite Inc.

Nextag, Inc.

Nikon Precision Inc.

Novellus Systems, Inc.

Numonyx, Inc.

NVIDIA Corporation

NXP Semiconductors USA Inc.

Oclaro, Inc.

Omidyar Network Services LLC

Omneon, Inc.

Omnicell, Inc.

OmniVision Technologies, Inc.

OpenTV Corp.

OptiSolar Inc.

Oracle Corporation

Palm, Inc.

Pericom Semiconductor Corporation

PGP Corporation

Philips Lumileds Lighting Company, LLC

Phoenix Technologies Ltd.

Photon Dynamics, Inc.

Pillar Data Systems, Inc.

Plantronics, Inc.

PlayFirst, Inc.

PLX Technology Inc.

PMC-Sierra, Inc.

Polycom, Inc.

Power Integrations, Inc.

Pure Digital Technologies, Inc.

Quantum Corporation

QuickLogic Corporation

Rambus Inc.

Rearden Commerce, Inc.

Redback Networks, Inc.

Renesas Technology America, Inc.

RGB Networks, Inc.

Risk Management Solutions, Inc.

Riverbed Technology, Inc.

Rovi Corporation

Saba Software, Inc.

salesforce.com, inc.

Samsung Information Systems America, Inc.

SanDisk Corporation

Sanmina-SCI Corporation

Savi Technology, Inc.

Schilling Robotics, LLC

Seagate Technology plc

Serena Software Inc.

ServiceSource

SGI International Inc.

ShoreTel, Inc.

Shutterfly, Inc.

Silicon Image, Inc.

Silicon Storage Technology, Inc.

Silver Spring Networks

SIMCO Electronics

SMART Modular Technologies (WWH), Inc.

Solta Medical, Inc.

Solyndra, Inc.

Sonics, Inc.

SonicWALL, Inc.

Sony Computer Entertainment America LLC

Space Systems/Loral, Inc.

Spansion Inc.

Spirent Communications plc

SRI International

Stryker Endoscopy

SuccessFactors, Inc.

SumTotal Systems, Inc.

Sun Microsystems, Inc.

SunPower Corporation

Support.com, Inc.

SureWest Communications

SVB Financial Group

Sybase, Inc.

Symantec Corporation

Symmetricom, Inc.

Symyx Technologies, Inc.

Synaptics Incorporated

SYNNEX Corporation

Synopsys, Inc.

Taleo Corporation

Teachscape, Inc.

TeaLeaf Technology, Inc.

Technology Properties Limited LLC

TechSoup Global

TeleNav, Inc.

Tesla Motors Ltd.

Tessera Technologies, Inc.

The Clorox Company

The Pasha Group

The PMI Group, Inc.

ThermaSource, Inc.

Thoratec Corporation

TIBCO Software Inc.

TiVo Inc.

Trend Micro Incorporated

Trident Microsystems, Inc.

Trimble Navigation Limited

TSMC North America

Ubicom, Inc.

Ultra Clean Technology

Ultratech, Inc.

UPEK, Inc.

UTStarcom, Inc.

Varian Medical Systems, Inc.

Veraz Networks, Inc.

VeriFone Systems, Inc.

Verigy Ltd.

VeriSign, Inc.

Visa USA

Vision Service Plan

VMware, Inc.

Vocera Communications, Inc.

Volterra Semiconductor Corporation

Wal-Mart.com USA, LLC

Wells Fargo Bank, N.A.

Williams-Sonoma, Inc.

Wind River Systems, Inc.

Wyse Technology Inc.

Xerox International Partners

Xilinx, Inc.

Xyratex International, Inc.

Yahoo! Inc.

ZiLOG, Inc.

Zoran Corporation

LSI CORPORATION

2003 EQUITY INCENTIVE PLAN

SECTION 1

BACKGROUND AND PURPOSE

1.1         Background and Effective Date. The Plan permits the grant of Nonqualified Stock Options, Stock Appreciation Rights, Incentive Stock Options, Restricted Stock and Restricted Stock Units. The Plan was last amended on [May 9, 2012].

1.2         Purpose of the Plan. The Plan is intended to attract, motivate, and retain employees of the Company and its Affiliates and Directors of the Company. The Plan also is designed to encourage stock ownership by Participants, thereby aligning their interests with those of the Company’s stockholders and to permit the payment of compensation that qualifies as performance-based compensation under Section 162(m) of the Code.

SECTION 2

DEFINITIONS

The following words and phrases shall have the following meanings:

2.1         “1934 Act” means the Securities Exchange Act of 1934. Reference to a specific section of the 1934 Act or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.2         “Affiliate” means any corporation or any other entity (including, but not limited to, partnerships and joint ventures) controlling, controlled by, or under common control with the Company.

2.3         “Applicable Laws” means the requirements relating to equity-based awards under U. S. federal and state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Company’s common stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

2.4         “Award” means, individually or collectively, a grant under the Plan of a Nonqualified Stock Option, an Incentive Stock Option, a Stock Appreciation Right, Restricted Stock and/or Restricted Stock Units.

2.5         “Award Agreement” means a written or electronic agreement setting forth the terms and conditions applicable to an Award.

2.6         “Board” or “Board of Directors” means the Board of Directors of the Company.

2.7         “Cash Flow” means, as to any Performance Period, the Company’s or a business unit’s sum of Profit plus depreciation and amortization less capital expenditures plus changes in

1

working capital comprised of accounts receivable, inventories, other current assets, trade accounts payable, accrued expenses, product warranty, advance payments from customers and long-term accrued expenses.

2.8         “Change in Control” means the occurrence of any of the following events:

(a)         Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires beneficial ownership of stock of the Company that, together with other stock beneficially owned by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided, however, that for purposes of this clause (a), the acquisition of beneficial ownership of additional stock by any one Person who is considered to beneficially own more than 50% of the total voting power of the stock of the Company will not be considered a Change in Control; or

(b)         Change in Effective Control of the Company. A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; provided, however, that for purposes of this clause (b), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(c)         Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this clause (c), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in clause (c)(B)(3); provided, however, for purposes of this clause (c), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction shall not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.

2

2.9         “Code” means the Internal Revenue Code of 1986. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.10         “Committee” means the committee appointed by the Board to administer the Plan.

2.11         “Company” means LSI Corporation, a Delaware corporation, or any successor thereto.

2.12         “Determination Date” means the latest possible date that will not jeopardize the qualification of an Award as “performance-based compensation” under Section 162(m) of the Code.

2.13         “Director” means any individual who is a member of the Board of Directors of the Company.

2.14         “Disability” means a permanent and total disability determined in accordance with uniform and nondiscriminatory standards adopted by the Committee, in its discretion, from time to time; provided, however, that in the case of Incentive Stock Options, “Disability” means a permanent and total disability within the meaning of Section 22(e)(3) of the Code. “Disabled” means an individual has a Disability.

2.15         “Earnings Per Share” means, as to any Performance Period, the Company’s earnings per share, determined in accordance with GAAP or such other basis determined by the Committee.

2.16         “Effective Date” means the most recent date on which the Plan was approved or amended by the stockholders of the Company.

2.17         “Employee” means any employee of the Company or of an Affiliate.

2.18         “Exchange/Repricing Program” means a program established by the Committee under which outstanding Awards are (a) amended to provide for a lower Exercise Price or (b) surrendered or cancelled in exchange for (i) Awards with a lower Exercise Price, (ii) a different type of Award, (iii) cash, or (iv) a combination of (i), (ii) and/or (iii). Notwithstanding the preceding, the term Exchange/Repricing Program does not include any action described in Sections 4.3, 9, 10.5 or 10.6.

2.19         “Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to the exercise of an Option or SAR.

2.20         “Fair Market Value” means the closing price per Share on the New York Stock Exchange on the relevant date, or if the New York Stock Exchange was not open for trading on such date, the closing price per Share on the nearest day on which the New York Stock Exchange was open for trading before the relevant date, in either case, as reported by The Wall Street Journal or such other service selected in the discretion of the Committee. Notwithstanding the preceding, for federal, state, and local income tax reporting purposes, fair market value shall be determined by the Committee in accordance with uniform and nondiscriminatory standards adopted by it from time to time.

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2.21         “Fiscal Year” means the fiscal year of the Company.

2.22         “GAAP” means generally accepted accounting principles in the United States.

2.23         “Grant Date” means, with respect to an Award, the date that the Award was granted. The Grant Date shall be no earlier than the date the Award is approved by the Committee.

2.24         “Incentive Stock Option” means an Option to purchase Shares that is designated as an Incentive Stock Option and is intended to and does meet the requirements of Section 422 of the Code.

2.25         “Nonemployee Director” means a Director who is an employee of neither the Company nor of any Affiliate.

2.26         “Nonqualified Stock Option” means an option to purchase Shares that by its terms does not qualify or is not intended to be an Incentive Stock Option.

2.27         “Operating Income” means as to any Performance Period, the Company’s operating income, determined in accordance with GAAP or such other basis determined by the Committee.

2.28         “Option” means an Incentive Stock Option or a Nonqualified Stock Option.

2.29         “Participant” means an Employee or Nonemployee Director who has an outstanding Award.

2.30         “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to an Award. As determined by the Committee, the Performance Goal(s) for any Award may provide for a targeted level or levels of achievement using one or more of the following measures: (a) Cash Flow, (b) Earnings Per Share, (c) Operating Income, (d) Profit, (e) Return on Capital (f) Return on Equity, (g) Return on Sales, (h) Revenue and (i) Total Shareholder Return. Performance Goals may differ from Participant to Participant, Performance Period to Performance Period and from Award to Award. Any criteria used may be measured, as applicable, (i) in absolute terms, (ii) in combination with another Performance Goal or Goals (for example, but not by way of limitation, as a ratio or matrix); (iii) in relative terms (including, but not limited to, results for other periods, passage of time and/or against another company or companies or an index or indices), (iv) on a per-share basis, (v) against the performance of the Company as a whole or a segment of the Company and/or (vi) on a pre-tax or after-tax basis. Prior to the Determination Date, the Committee may determine that any element(s) normally included in or excluded from the applicable measures shall be included in or excluded from the calculation of any Performance Goal with respect to any Participants, whether or not such determinations result in any Performance Goal being measured on a basis other than GAAP.

2.31         “Performance Period” means the period, determined by the Committee in its sole discretion, during which any Performance Goals specified by the Committee with respect to an Award are to be measured.

2.32         “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk

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of forfeiture. As provided in Section 6, such restrictions may be based on the passage of time, the achievement of specified levels of performance, or the occurrence of other events or conditions, as determined by the Committee, in its discretion.

2.33         “Plan” means the LSI Corporation 2003 Equity Incentive Plan.

2.34         “Profit” means as to any Performance Period, the Company’s income, determined in accordance with GAAP or such other basis determined by the Committee.

2.35         “Restricted Stock” means Shares granted to a Participant pursuant to Section 6.

2.36         “Restricted Stock Unit” or “RSU” means an Award granted to a Participant pursuant to Section 7.

2.37         “Retirement” means a Termination of Service occurring on or after the earlier of (a) age sixty-five (65), or (b) age fifty-five (55) and the completion of ten (10) years of service with the Company or an Affiliate.

2.38         “Return on Capital” means, as to any Performance Period, Profit divided by average invested capital.

2.39         “Return on Equity” means as to any Performance Period, the percentage equal to the Company’s Profit divided by average shareholders’ equity, determined in accordance with GAAP or such other basis determined by the Committee.

2.40         “Return on Sales” means, as to any Performance Period, the percentage equal to Profit, divided by the Revenue.

2.41         “Revenue” means as to any Performance Period, the Company’s revenues determined in accordance with GAAP or such other basis determined by the Committee.

2.42         “Rule 16b-3” means Rule 16b-3 promulgated under the 1934 Act, and any future regulation amending, supplementing or superseding such regulation.

2.43         “Section 16 Person” means a person who, with respect to Shares, is subject to Section 16 of the 1934 Act.

2.44         “Section 409A” means Section 409A of the Code, as it has been and may be amended from time to time, and any Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

2.45         “Shares” means shares of common stock of the Company.

2.46         “Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with a related Option, that pursuant to Section 8 is designated as an SAR.

2.47         “Subsidiary” means any corporation in an unbroken chain of corporations beginning with the Company as the corporation at the top of the chain, but only if each of the corporations

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below the Company (other than the last corporation in the unbroken chain) then owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain, or if Section 424(f) of the Code is modified after the date hereof, a “subsidiary corporation” as defined in Section 424(f) of the Code.

2.48         “Tax Obligations” means tax and social insurance liability obligations and requirements in connection with Awards, including, without limitation, (a) all federal, state, and local taxes (including the Participant’s Federal Insurance Contributions Act (FICA) obligation) that are required to be withheld by the Company or the employing Affiliate, (b) the Participant’s and, to the extent required by the Company (or the employing Affiliate), the Company’s (or the employing Affiliate’s) fringe benefit tax liability, if any, associated with the grant or vesting of or issuance of Shares under an Award, the exercise of an option or a Stock Appreciation Right or the sale of Shares, and (c) any other Company (or employing Affiliate) taxes the responsibility for which the Participant has agreed to bear with respect to such Award (or exercise thereof or issuance of Shares thereunder).

2.49         “Termination of Service” means (a) in the case of an Employee, a cessation of the employee-employer relationship between the Employee and the Company or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, Retirement, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous reemployment by the Company or an Affiliate; and (b) in the case of a Nonemployee Director, a cessation of the Director’s service on the Board for any reason, including, but not by way of limitation, a termination by resignation, death, Disability, Retirement or non-reelection to the Board.

2.50         “Total Shareholder Return” means as to any Performance Period, the total return (based on change in share price and taking into account reinvestment of any dividends) of a Share.

SECTION 3

ADMINISTRATION

3.1        The Committee. The Plan shall be administered by the Committee. The Committee shall consist of two (2) or more Nonemployee Directors. Unless otherwise determined by the Board, the “Committee” shall mean the Compensation Committee of the Board.

3.2         Authority of the Committee. The Committee shall have all powers and discretion necessary or desirable to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine which Employees and Directors shall be granted Awards, (b) prescribe the terms and conditions of the Awards, (c) interpret the Plan and the Awards, (d) adopt such procedures and subplans as are necessary or desirable to permit participation in the Plan by Employees and Directors who are foreign nationals or employed outside of the United States, to satisfy applicable laws outside of the United States and/or for qualifying for favorable tax treatment under applicable laws outside of the United States, (e) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith and (f) interpret, amend or revoke any such rules. Notwithstanding any contrary provision of the Plan, the Committee shall not have the authority to implement an Exchange/Repricing Program without the approval of the Company’s stockholders.

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3.3         Delegation by the Committee. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority, discretion and powers under the Plan to one or more Directors or employees of the Company; provided, however, that the Committee may not delegate its authority, discretion and powers with respect to the granting, amending or interpreting of Awards granted to Section 16 Persons.

3.4         Decisions Binding. All determinations and decisions made by the Committee, the Board, and any delegate of the Committee shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

SECTION 4

SHARES SUBJECT TO THE PLAN

4.1         Number of Shares. Subject to adjustment as provided in Section 4.3, the total number of Shares available for grant under the Plan on or after the Effective Date shall be 25,000,000, no more than 15,000,000 of which may be used for Awards of Restricted Stock or Restricted Stock Units. Shares granted under the Plan may be either authorized but unissued Shares or treasury Shares.

4.2         Lapsed Awards. If an Award, including an Award granted prior to the Effective Date, expires, terminates, is canceled or becomes unexercisable without having been exercised in full, or, with respect to Restricted Stock or Restricted Stock Units, is forfeited or repurchased by the Company, the unpurchased Shares (or for Awards other than Options and Stock Appreciation Rights, the forfeited or repurchased Shares) which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). If Shares subject to an Award of Restricted Stock or Restricted Stock Units become available again under the Plan pursuant to the preceding sentence, then those Shares will also become available for Awards of Restricted Stock or Restricted Stock Units. Upon exercise of a Stock Appreciation Right settled in Shares, the total number of Shares subject to the portion of the Award so exercised, whether or not actually issued pursuant to such exercise, will cease to be available under the Plan. Shares that have actually been issued under the Plan pursuant to any Award will not be returned to the Plan and will not become available for future Awards; provided, however, that if unvested Shares of Restricted Stock or Restricted Stock Units are repurchased by the Company or are forfeited, such Shares will become available for future Awards. Shares used to pay the taxes associated with, and/or Exercise Price of, an Award will not become available for future Awards. To the extent an Award is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding the foregoing provisions of this Section 4.2, and subject to adjustment provided in Section 4.3, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will be 25,000,000 Shares.

4.3         Adjustments in Awards and Authorized Shares. In the event of any dividend (excluding any cash dividend other than an extraordinary dividend) or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan,

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then the Committee shall appropriately adjust the number and class of Shares that may be made subject to Awards, the number, class, and price of Shares (or other property or cash) subject to outstanding Awards, and the numerical limits of Sections 5.1, 6.1, 7.1, and 8.1. Notwithstanding the preceding, the number of Shares subject to any Award always shall be a whole number.

SECTION 5

STOCK OPTIONS

5.1         Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Employees or Directors at any time and from time to time as determined by the Committee in its sole discretion. The Committee, in its sole discretion, shall determine the number of Shares subject to each Option, provided that during any Fiscal Year, no Participant shall be granted Options covering more than 4,000,000 Shares. The Committee may grant Incentive Stock Options, Nonqualified Stock Options, or a combination thereof.

5.2         Award Agreement. Each Option shall be evidenced by an Award Agreement that shall specify the Exercise Price, the expiration date of the Option, the number of Shares to which the Option pertains, any conditions to exercise of the Option, and such other terms and conditions as the Committee, in its discretion, shall determine. The Award Agreement shall also specify whether the Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option.

5.3         Exercise Price. Subject to the provisions of this Section 5.3, the Exercise Price for each Option shall be determined by the Committee in its sole discretion.

5.3.1     Nonqualified Stock Options. In the case of a Nonqualified Stock Option, the Exercise Price shall be not less than the Fair Market Value of a Share on the Grant Date.

5.3.2     Incentive Stock Options. In the case of an Incentive Stock Option, the Exercise Price shall be not less than the Fair Market Value of a Share on the Grant Date; provided, however, that if on the Grant Date, the Employee (together with persons whose stock ownership is attributed to the Employee pursuant to Section 424(d) of the Code) owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, the Exercise Price shall be not less than one hundred and ten percent (110%) of the Fair Market Value of a Share on the Grant Date.

5.3.3     Substitute Options. Notwithstanding the provisions of Sections 5.3.1 and 5.3.2, in the event that the Company or an Affiliate consummates a transaction described in Section 424(a) of the Code (e.g., the acquisition of property or stock from an unrelated corporation), persons who become Employees or Nonemployee Directors on account of such transaction may be granted Options in substitution for options granted by their former employer. If such substitute Options are granted, the Committee, in its sole discretion and consistent with Section 424(a) of the Code, may determine that such substitute Options shall have an Exercise Price less than the Fair Market Value of a Share on the Grant Date.

5.4         Expiration of Options.

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5.4.1     Expiration Dates. Each Option shall terminate no later than the first to occur of the following events:

(a) The date for termination of the Option set forth in the Award Agreement; or

(b) The expiration of seven (7) years from the Grant Date.

5.4.2     Committee Discretion. Subject to the limits of Sections 5.4.1, the Committee, in its sole discretion, (a) shall provide in each Award Agreement when each Option expires and becomes unexercisable, and (b) may, after an Option is granted, extend the maximum term of the Option (subject to Section 5.8.4 regarding Incentive Stock Options and, unless expressly determined otherwise by the Committee, to compliance with Section 409A).

5.5         Exercisability of Options. Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall determine in its sole discretion. After an Option is granted, the Committee, in its sole discretion, may accelerate the exercisability of the Option.

5.6         Payment. Options shall be exercised by the Participant’s delivery of a notice of exercise to the Company (or its designee), setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by, or irrevocably committing to arrangements acceptable to the Company providing for, full payment for the Shares and following such procedure as the Company may specify from time to time. The notice shall be given in the form and manner specified by the Company from time to time.

Upon the exercise of any Option, the Exercise Price shall be payable to the Company in full in cash or its equivalent. The Committee, in its sole discretion, also may permit exercise (a) by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Exercise Price, or (b) by any other means which the Committee, in its sole discretion, determines to both provide legal consideration for the Shares, and to be consistent with the purposes of the Plan. As soon as practicable after receipt of a notice of exercise and full payment for the Shares purchased, the Company shall deliver to the Participant (which may be by deposit in an account maintained for the Participant at the Company’s designated broker), the Shares purchased.

5.7         Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option as it may deem advisable, including, but not limited to, restrictions related to applicable securities laws in the U.S. or any other country, the requirements of any national securities exchange or system upon which Shares are then listed or traded, or any blue sky or state securities laws.

5.8         Certain Additional Provisions for Incentive Stock Options.

5.8.1     Exercisability. The aggregate Fair Market Value (determined on the Grant Date(s)) of the Shares with respect to which Incentive Stock Options are exercisable for the first time

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by any Employee during any calendar year (under all plans of the Company and its Subsidiaries) shall not exceed $100,000.

5.8.2     Termination of Service. No Incentive Stock Option may be exercised more than three (3) months after the Participant’s Termination of Service for any reason other than Disability or death, unless (a) the Participant dies during such three-month period, and/or (b) the Award Agreement or the Committee permits later exercise. No Incentive Stock Option may be exercised more than one (1) year after the Participant’s Termination of Service on account of Disability, unless (a) the Participant dies during such one-year period, and (b) the Award Agreement or the Committee permit later exercise.

5.8.3     Eligible Grantees. Incentive Stock Options may be granted only to persons who are employees of the Company or a Subsidiary on the Grant Date.

5.8.4     Expiration. No Incentive Stock Option may be exercised after the expiration of seven (7) years from the Grant Date; provided, however, that if the Option is granted to an Employee who, together with persons whose stock ownership is attributed to the Employee pursuant to Section 424(d) of the Code, owns stock possessing more than 10% of the total combined voting power of all classes of the stock of the Company or any of its Subsidiaries, the Option may not be exercised after the expiration of five (5) years from the Grant Date.

5.8.5     Leave of Absence. For purposes of Incentive Stock Options, no leave of absence may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first (1st) day of such leave, any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonqualified Stock Option.

SECTION 6

RESTRICTED STOCK

6.1         Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Restricted Stock to Employees and Directors in such amounts as the Committee, in its sole discretion, shall determine. The Committee, in its sole discretion, shall determine the number of Shares to be granted to each Participant as Restricted Stock, provided that during any Fiscal Year, the sum of the number of Restricted Stock Units and Shares of Restricted Stock granted to any one Participant shall not exceed 1,000,000.

6.2         Restricted Stock Agreement. Each Award of Restricted Stock shall be evidenced by an Award Agreement that shall specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Committee, in its sole discretion, shall determine. Unless the Committee determines otherwise, shares of Restricted Stock shall be held by the Company as escrow agent until the restrictions on such Shares have lapsed.

6.3         Transferability. Except as provided in this Section 6 or Sections 10.5 or 10.6, shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

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6.4         Other Restrictions. The Committee, in its sole discretion, may impose such restrictions on Shares of Restricted Stock as it may deem advisable or appropriate, in accordance with this Section 6.4.

6.4.1     General Restrictions. The Committee may set restrictions based upon continued employment or service with the Company and/or its affiliates, the achievement of specific performance objectives (Company-wide, divisional, or individual), applicable federal, state or country securities laws, or any other basis determined by the Committee in its discretion.

6.4.2     Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock as “performance-based compensation” under Section 162(m) of the Code, the Committee, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals shall be set by the Committee on or before the Determination Date. In granting Restricted Stock that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee shall follow any procedures determined by it from time to time to be necessary or desirable to enable qualification of the Restricted Stock as “performance-based compensation” under Section 162(m) of the Code (e.g., in determining the Performance Goals and certifying in writing whether the applicable Performance Goals have been achieved after the completion of the applicable Performance Period).

6.4.3     Legend on Certificates. The Committee, in its discretion, may legend the certificates representing Restricted Stock to give appropriate notice of the restrictions thereon.

6.5         Removal of Restrictions. Except as otherwise provided in this Section 6, the Shares covered by a Restricted Stock Award shall be released from escrow as soon as practicable after the last day of the Period of Restriction. The Committee, in its discretion, may accelerate the time at which any restrictions shall lapse or be removed. After the restrictions have lapsed, the Participant shall be entitled to have any legend or legends placed under Section 6.4.3 on certificates representing the Restricted Stock for which the Period of Restriction has lapsed removed from his or her Share certificate, and the Shares shall be transferable by the Participant free of any restriction under the Plan. The Committee (in its discretion) may establish procedures regarding the release of Shares from escrow and the removal of legends, as necessary or desirable to minimize administrative burdens on the Company.

6.6         Voting Rights. During the Period of Restriction, Participants holding Shares of Restricted Stock may exercise full voting rights with respect to those Shares, unless the Committee determines otherwise.

6.7         Dividends and Other Distributions. During the Period of Restriction, Participants holding Shares of Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement. If any such dividends or distributions are paid in Shares, those Shares shall be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid, unless otherwise provided in the Award Agreement.

6.8         Return of Restricted Stock to Company. On the date set forth in the Award Agreement, any Restricted Stock for which restrictions have not lapsed shall be forfeited and,

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subject to Section 4.2, shall revert to the Company and again shall become available for grant under the Plan.

SECTION 7

RESTRICTED STOCK UNITS

7.1         Grant of Restricted Stock Units. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Restricted Stock Units to Employees and Directors in such amounts as the Committee, in its sole discretion, shall determine. The Committee, in its sole discretion, shall determine the number of Restricted Stock Units to be granted to each Participant, provided that during any Fiscal Year, the sum of the number of Restricted Stock Units and Shares of Restricted Stock granted to any one Participant shall not exceed 1,000,000.

7.2         Value of RSUs. Each Restricted Stock Unit shall represent the right to receive one Share (or the equivalent value thereof) on such date as is specified in the Award Agreement if the conditions specified in the Award Agreement are met.

7.3         Restricted Stock Unit Agreement. Each Restricted Stock Unit Award shall be evidenced by an Award Agreement that shall specify any vesting conditions, the number of Restricted Stock Units granted, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

7.4         Transferability. Except as provided in this Section 7 or Sections 10.5 or 10.6, Restricted Stock Units may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated.

7.5         Other Restrictions. The Committee, in its sole discretion, may impose such restrictions on Restricted Stock Units as it may deem advisable or appropriate.

7.5.1     General Restrictions. The Committee may set restrictions based upon continued employment or service with the Company or its Affiliates, the achievement of specific performance objectives (Company-wide, divisional, or individual), applicable federal or state securities laws, or any other basis determined by the Committee in its discretion.

7.5.2     Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock Units as “performance-based compensation” under Section 162(m) of the Code, the Committee, in its discretion, may set performance objectives based upon the achievement of Performance Goals. The Performance Goals shall be set by the Committee on or before the Determination Date. In granting Restricted Stock Units that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee shall follow any procedures determined by it from time to time to be necessary or desirable to enable qualification of the Restricted Stock Units as “performance-based compensation” under Section 162(m) of the Code (e.g., in determining the Performance Goals and certifying in writing whether the applicable Performance Goals have been achieved after the completion of the applicable Performance Period).

7.6         Earning Restricted Stock Units. After any applicable Performance Period and/or vesting period have ended and such Restricted Stock Units have otherwise become payable, the

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holder of Restricted Stock Units shall be entitled to receive a payout of the number of Restricted Stock Units earned by the Participant. After the grant of a Restricted Stock Unit, the Committee, in its sole discretion, may reduce or waive any performance objectives for such Restricted Stock Unit.

7.7         Form and Timing of Payment. Except as otherwise provided in this Section 7, or as may be required to comply with or avoid additional taxation to the Participant under Section 409A or as otherwise required by Applicable Laws, payment of earned Restricted Stock Units shall be made as soon as practicable after vesting (subject to any deferral permitted under Section 10.1). The Committee, in its sole discretion, may pay such earned Restricted Stock Units in cash, Shares, or a combination thereof.

7.8         Return of Restricted Stock Units to Company. On the date set forth in the Award Agreement, any unearned Restricted Stock Units shall be forfeited and, subject to Section 4.2, again shall become available for grant under the Plan.

SECTION 8

STOCK APPRECIATION RIGHTS

8.1         Grant of SARs. Subject to the terms and conditions of the Plan, a SAR may be granted to Employees and Directors at any time and from time to time as shall be determined by the Committee, in its sole discretion.

8.1.1     Number of Shares. The Committee, in its sole discretion, shall determine the number of SARs granted to any Participant, provided that during any Fiscal Year, no Participant shall be granted SARs covering more than a total of 4,000,000 Shares.

8.1.2     Exercise Price and Other Terms. The Committee, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of SARs. The Exercise Price of each SAR shall be determined by the Committee in its discretion but shall not be less than the Fair Market Value of a Share on the Grant Date. Notwithstanding the foregoing, SARs may be granted with a per Share exercise price of less than the Fair Market Value of a Share on the Grant Date pursuant to the rules of Section 5.3.3, which also shall apply to SARs.

8.2         SAR Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the Exercise Price, the numbers of SARs granted, the term of the SARs, the conditions of exercise, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

8.3         Expiration of SARs. A SAR granted under the Plan shall expire upon the date determined by the Committee, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, Section 5.4 also shall apply to SARs.

8.4         Payment of SAR Amount. Upon exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a)         The Fair Market Value of a Share on the date of exercise (or, if so specified in the Award Agreement, on the date immediately preceding the date of exercise) minus the Exercise Price; times

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(b)         The number of Shares with respect to which the SAR is exercised.

At the discretion of the Committee, the payment upon SAR exercise may be in cash, in Shares of equal Fair Market Value on the date of exercise, or in some combination thereof. The Company shall make such payment as soon as administratively practicable following the SAR exercise.

SECTION 9

CHANGE IN CONTROL

9.1         Change in Control. In the event of a merger of the Company with or into another corporation or other entity or a Change in Control, each outstanding Award will be treated as the Committee determines, which may include that each Award will be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation (the “Successor Corporation”). The Committee will not be required to treat all Awards similarly in the transaction.

9.1.1     In the event that the Successor Corporation does not assume or substitute for a Participant’s Award, the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights that are part of the Award, including Shares as to which the Award would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units that are part of the Award will lapse, and, if the Award has performance-based vesting, all Performance Goals or other performance-based vesting criteria will be deemed achieved at target levels and all other terms and conditions will be deemed met. In addition, if an Option or Stock Appreciation Right is not assumed or substituted for in the event of a merger or Change in Control, the Committee will notify the Participant in writing or electronically (which notice may be in the form of a notice on the Company’s Intranet or notice to any e-mail or postal address maintained by the Company’s Stock Administration Department for the Participant) that the Option or Stock Appreciation Right will be fully vested and exercisable for a period of time determined by the Committee in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

9.1.2     For the purposes of this Section 9.1, an Award will be considered assumed if, following the merger or Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the merger or Change in Control:

(a)     the consideration (whether stock, cash, or other securities or property) received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares);

(b)     in the case of (i) an Option, (ii) a Stock Appreciation Right upon the exercise of which the Committee determines to pay cash, or (iii) a Restricted Stock Unit which the Committee can determine to pay in cash, the fair market value of the consideration received in the merger or Change in Control by the holder of a Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); or

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(c)     in the case of (i) an Option, (ii) a Stock Appreciation Right, or (iii) a Restricted Stock Unit, the common stock of the Successor Corporation equal in fair market value to the per share consideration received by holders of Common Stock in the merger or Change in Control.

9.1.3         Impact on Performance Goals. Notwithstanding anything in this Section 9.1 to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a non-substantive modification to such performance goals only to reflect the Successor Corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

SECTION 10

MISCELLANEOUS

10.1     Deferrals. The Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion and, unless expressly determined by the Committee, shall comply with the requirements of Section 409A of the Code.

10.2     No Effect on Employment or Service. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, with or without cause. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Affiliates (or between Affiliates) shall not be deemed a Termination of Service. Employment with the Company and its Affiliates is on an at-will basis only except as may be provided by contract or applicable law.

10.3     Participation. No Employee or Director shall have the right to be selected to receive an Award, or, having been so selected, to be selected to receive a future Award.

10.4     Successors. All obligations of the Company under the Plan with respect to Awards shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

10.5     Limited Transferability of Awards. No Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. All rights with respect to an Award granted to a Participant shall be available during his or her lifetime only to the Participant. Notwithstanding the foregoing, the Committee, in its sole discretion, may determine that a Participant may, in a manner specified by the Committee, (a) transfer an Award to a Participant’s spouse, former spouse or dependent pursuant to a court-approved domestic relations order which relates to the provision of child support, alimony payments or marital property rights, and (b) transfer an Award by bona fide gift and not for any consideration, to (i) a member or members of the Participant’s immediate family, (ii) a trust established for the exclusive benefit of the Participant and/or member(s) of the Participant’s immediate family, (iii) a partnership, limited liability company or other entity whose only partners or members are the Participant and/or member(s) of the Participant’s immediate family, or (iv) a foundation in which the Participant and/or member(s) of the Participant’s immediate family control

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the management of the foundation’s assets; provided, however, that the Participant may not transfer an Award if the transfer would, in the sole determination of the Committee, cause the Award to lose eligibility for registration under Form S-8 of the Securities Act of 1933, as amended. The transferability provisions provided in the preceding sentence shall be effective only if expressly determined by the Committee, and any transfer shall be made in accordance with such procedures as the Committee may specify from time to time.

10.6     Beneficiary Designations. Notwithstanding any contrary provisions of Section 10.5, the Committee, in its sole discretion, may determine that a Participant may name a beneficiary or beneficiaries to whom any vested but unpaid Award shall be paid in the event of the Participant’s death. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Committee. In the absence of any such designation, any vested benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate and, subject to the terms of the Plan and of the applicable Award Agreement, any unexercised vested Award may be exercised by the administrator or executor of the Participant’s estate. The provisions of this Section 10.6 shall be effective only if expressly determined by the Committee.

10.7     No Rights as Stockholder. Except to the limited extent provided in Sections 6.6 and 6.7, no Participant or beneficiary shall have any of the rights or privileges of a stockholder of the Company with respect to any Shares issuable pursuant to an Award, unless and until such Shares shall have been issued, recorded on the records of the Company or its transfer agent or registrar, and delivered to the Participant, or beneficiary, or its nominee.

10.8     Additional Limitations. Notwithstanding any other provision of the Plan, any Award that is granted to a Participant and is intended to constitute qualified “performance-based compensation” under Section 162(m) of the Code will be subject to any additional limitations set forth in the Code (including any amendment to Section 162(m)) or any regulations and ruling issued thereunder that are requirements for qualification as “performance-based compensation” under Section 162(m) of the Code, and the Plan will be deemed amended to the extent necessary to conform to such requirements. A Participant will be eligible to receive payment pursuant to an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code for a Performance Period only if the Performance Goals for such period are achieved, unless otherwise permitted under Section 162(m). In determining the amounts earned by a Participant pursuant to an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee will have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period.

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SECTION 11

AMENDMENT, TERMINATION, AND DURATION

11.1     Duration of the Plan. The Plan shall remain effective until no further Shares are available for distribution pursuant to Awards. However, without further stockholder approval, no Incentive Stock Option may be granted under the Plan after February 9, 2022.

11.2     Amendment, Suspension, or Termination. Notwithstanding Section 11.1, the Board, in its sole discretion, may amend, suspend or terminate the Plan, or any part thereof, at any time and for any reason. The amendment, suspension, or termination of the Plan shall not, without the consent of a Participant, alter or impair any rights or obligations under any Award theretofore granted to such Participant. No Award may be granted during any period of suspension or after termination of the Plan.

SECTION 12

TAX WITHHOLDING

12.1     Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award or the exercise or vesting of an Award or at such earlier time as any Tax Obligations are due, the Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy all Tax Obligations with respect to such Award.

12.2     Withholding Arrangements. The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy Tax Obligations, in whole or in part by (a) electing to have the Company withhold otherwise deliverable Shares, (b) delivering to the Company already-owned Shares having a Fair Market Value equal to the amount required to be withheld or remitted, or (c) such other method(s) determined by the Committee and permitted by Applicable Laws. The amount of the Tax Obligations shall be deemed to include any amount which the Committee agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant or the Company, as applicable, with respect to the Award on the date that the amount of tax or social insurance liability to be withheld or remitted is to be determined. The Fair Market Value of the Shares to be withheld or delivered shall be determined as of the date that the Tax Obligations are required to be withheld.

SECTION 13

LEGAL CONSTRUCTION

13.1     Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

13.2     Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

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13.3     Requirements of Law. The granting of Awards and the issuance and delivery of Shares under the Plan shall be subject to all Applicable Laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required and to the approval of counsel for the Company with respect to such compliance and/or approvals, and Shares shall not be issued pursuant to the exercise or vesting of an Award unless the exercise or vesting of such Award and the issuance and delivery of such Shares shall comply with Applicable Laws, rules, regulations and approvals.

13.4     Section 409A. Unless otherwise specifically determined by the Committee, the Committee shall comply with Section 409A in establishing the rules and procedures applicable to deferrals in accordance with Section 10.1 and in taking or permitting such other actions under the terms of the Plan that otherwise would result in a deferral of compensation subject to Section 409A and Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Section 409A, unless otherwise specifically determined by the Committee by reference to Section 409A, the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A. Each payment or benefit under this Plan and under each Award Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. The Plan, each Award and each Award Agreement under the Plan is intended to be exempt from or comply with the requirements of Section 409A and will be construed and interpreted in accordance with such intent, and any ambiguities or ambiguous terms herein or in any Award Agreement will be interpreted to be exempt or so comply.

13.5     Governing Law. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of Delaware (with the exception of its conflict of laws provisions).

13.6     Captions. Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.

13.7     Inability to Obtain Authority. The Company will not be required to issue Shares or permit the exercise of Awards pursuant to the Plan, and shall have no liability for its failure so to do, at any time when (a) those Shares or the Shares subject to those Awards are not listed on all stock exchanges on which Shares of the same class are then listed; (b) any registration or other qualification or rule compliance of the Shares under any state, federal or foreign law or under the rules or regulations of the Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental regulatory body, which the Committee will, in its absolute discretion, deem necessary or advisable, has not been obtained or completed; or (c) any approval or other clearance from any state, federal or foreign governmental agency, which the Committee will, in its absolute discretion, determine to be necessary or advisable has not been obtained.

13.8     Provisions Applicable to Options Held by Employees of a Subsidiary in China. Notwithstanding any contrary provision in the Plan or any Award Agreement for an Option, in the event of a Participant’s Termination of Service by reason of death or Disability, if the Participant is employed by a Subsidiary in China, then the Option shall remain exercisable until the earlier of the original expiration date of the Option and six months following the date of the Termination of Service.

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LSI CORPORATION

1110 AMERICAN PARKWAY NE ROOM 12K-301 ALLENTOWN, PA 18109

VOTE BY INTERNET - www.proxyvote.com

To vote over the Internet, go to the website shown above. Have your proxy card available when you access the website and follow the instructions to vote.

VOTE BY PHONE - 1-800-690-6903

To vote by phone, call the toll-free number shown above using a touch-tone telephone. Have your proxy card available when you call and follow the instructions provided.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

The Internet and telephone voting facilities will close at 11:59 P.M. Eastern Time on May 8, 2012. If you vote over the Internet or by telephone, you do not need to return your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M42570-P20660-Z57166

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

LSI CORPORATION

ELECTION OF DIRECTORS

1. The Board of Directors recommends a vote FOR each of the nominees named below.

Nominees:

For Against Abstain

1a. Charles A. Haggerty

1b. Richard S. Hill

1c. John H.F. Miner

1d. Arun Netravali

1e. Charles C. Pope

1f. Gregorio Reyes

1g. Michael G. Strachan

1h. Abhijit Y. Talwalkar

1i. Susan M. Whitney

For address changes and/or comments, please check this box and write them on the back where indicated.

Please indicate if you plan to attend this meeting.

Yes No

DIRECTORS’ PROPOSALS

The Board of Directors recommends a vote FOR For Against Abstain Proposals 2, 3 and 4.

2. To ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent auditors for 2012.

3. Advisory vote to approve our executive compensation.

4. To approve our amended 2003 Equity Incentive Plan.

Please sign exactly as your name(s) appear(s) hereon and fill in the date. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature (Joint Owners)

Date Signature [PLEASE SIGN WITHIN BOX] Date

ADMISSION LSI CORPORATION TICKET

2012 ANNUAL MEETING May 9, 2012 OF STOCKHOLDERS

9:00 a.m. Pacific Daylight Time 1621 LSI Corporation Barber Lane Milpitas, CA 95035

THIS ADMISSION TICKET ADMITS ONLY THE NAMED STOCKHOLDER AND A GUEST. Directions:

From San Jose and Points South:

From Highway 880 North, exit onto Montague Expressway West. Take a right onto McCarthy Boulevard. Take a right onto Barber Lane. Follow around to parallel the freeway. LSI is on the left side - 1621 Barber Lane. Follow the signs to the designated parking area. You should enter the building using the South entrance.

From San Francisco:

Take Route 101 South to Highway 880 North. Follow the directions “From San Jose and Points South” above.

From Oakland:

Take Highway 880 South and exit onto Montague Expressway West. Follow the directions “From San Jose and Points South” above.

Note: If you plan on attending the Annual Meeting in person, please bring, in addition to this admission ticket, a proper form of identification. Video, still photography and recording devices are not permitted at the Annual Meeting. For the safety of attendees, all handbags and briefcases are subject to inspection. Your cooperation is appreciated.

M42571-P20660-Z57166

2012 ANNUAL MEETING OF STOCKHOLDERS May 9, 2012 9:00 a.m. Pacific Daylight Time

PROXY

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE 2012 ANNUAL MEETING OF STOCKHOLDERS.

The shares of common stock of LSI Corporation you are entitled to vote at the 2012 Annual Meeting of Stockholders will be voted as you specify.

By signing this proxy, you revoke all prior proxies and appoint Abhijit Y. Talwalkar, Bryon Look and Jean F. Rankin, and each of them, with full power of substitution, to vote all shares you are entitled to vote on the matters shown on the other side, as directed in this proxy and, in their discretion, on any other matters that may come before the Annual Meeting and all postponements and adjournments.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ALL NOMINEES AND FOR PROPOSALS 2, 3 AND 4.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

PLEASE COMPLETE, SIGN AND DATE THIS PROXY ON THE OTHER SIDE AND RETURN IT IN THE ACCOMPANYING ENVELOPE.